UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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VisionWave Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISIONWAVE HOLDINGS, INC.

300 Delaware Avenue, Suite 210 #301

Wilmington, Delaware 19801

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 1, 2026

To the Stockholders of VisionWave Holdings, Inc.

Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of VisionWave Holdings, Inc., a Delaware corporation (the “Company,” “VisionWave,” “we,” “us” or “our”), will be held on Tuesday, September 1, 2026, at 10:00 a.m., Eastern Time. The Annual Meeting will be held virtually via live webcast at https://www.cstproxy.com/vwav/am2026. The Annual Meeting is being held for the following purposes:

1.	To approve the Company’s 2026 Omnibus Equity Incentive Plan, including the reservation of 7,000,000 shares of the Company’s common stock for issuance thereunder (Proposal 1);

2.	To elect the nine (9) director nominees named in this proxy statement to serve on the Company’s Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 2);

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (Proposal 3);

4.	To ratify the appointment of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 (Proposal 4);

5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock splits of the Company’s outstanding common stock at a ratio of up to one-for-two hundred fifty (1-for-250), with the exact ratio and the timing of effectiveness to be determined by the Board of Directors in its discretion at any time on or prior to December 31, 2027 (Proposal 5);

6.	To approve, for purposes of Nasdaq Listing Rule 5635, the issuance of up to 7,000,000 shares of the Company’s common stock to Adrian Holdings S.R.L. in connection with the QuantumSpeed asset acquisition (Proposal 6);

7.	To approve, for purposes of Nasdaq Listing Rule 5635, the issuance of up to 3,500,000 shares of the Company’s common stock to Dream America Marketing Services, Ltda. in connection with the xClibre asset acquisition (Proposal 7);

8.	To approve, for purposes of Nasdaq Listing Rule 5635, the issuance of an initial 1,872,659 shares of the Company’s common stock to SaverOne 2014 Ltd, and its management under the Exchange Agreement, and additional shares of common stock pursuant to the value protection mechanism described therein (Proposal 8);

9.	To approve, for purposes of Nasdaq Listing Rule 5635, the issuance of shares of the Company’s common stock to BladeRanger Ltd. and its designees under the Solar Drone Agreement in connection with the Company’s acquisition of Solar Drone Ltd., consisting of 1,500,000 shares issued as consideration and an indeterminate number of shares issuable upon exercise of related pre-funded warrants (Proposal 9); and

10.	To approve for purposes of Nasdaq Listing Rule 5635, the issuance of shares of the Company’s common stock to Foresight Autonomous Holdings Ltd. (“Foresight”) in connection with a Securities Exchange Agreement (the “Foresight Agreement”) with Foresight, pursuant to which the Company will acquire, in two stages, newly issued ordinary shares of Foresight representing 52% of Foresight’s issued and outstanding share capital in consideration of $17,500,000 in shares of the Company’s Common Stock issuable to Foresight as well as shares of Common Stock that may be issued in connection with a value protection mechanism, plus up to $3,000,000 in management equity grants under the Company’s equity incentive plan in total in accordance with the Foresight Agreement as reported on Form 8-K on June 4, 2026 (Proposal 10).

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

All stockholders are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the virtual meeting, please vote as promptly as possible by following the instructions in the Proxy Statement in order to ensure your representation at the meeting. You may attend the virtual meeting, vote your shares electronically, and submit questions during the live webcast by visiting https://www.cstproxy.com/vwav/am2026 and entering the 16-digit control number included in your proxy materials. Online access will open at 9:45 a.m. Eastern Time on the meeting date. Stockholders may also listen to the Annual Meeting by telephone (listen-only) by calling 1-800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada; standard rates apply) and entering conference ID 5321017#.

If you do not plan on attending the virtual Annual Meeting, please vote via internet (preferred), telephone, or by dating and signing the enclosed proxy card and returning it in the envelope provided.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed on or about July 23, 2026 to all stockholders entitled to vote at the Annual Meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each record stockholder, we may furnish proxy materials by providing internet access to those documents. The Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

By Order of the Board of Directors,

/s/Douglas Davis

Chief Executive Officer and Executive Chairman of the Board

Wilmington, Delaware

July 23, 2026

VISIONWAVE HOLDINGS, INC.

300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 1, 2026

This proxy statement and the accompanying form of proxy are being furnished to stockholders of VisionWave Holdings, Inc. in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2026 Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy statement and the accompanying form of proxy are first being made available or mailed to stockholders on or about July 23, 2026.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why am I receiving these materials?

A: The Board is soliciting your proxy to vote at the Annual Meeting because you owned shares of the Company’s common stock at the close of business on the Record Date. This proxy statement summarizes the information you need to know to vote on an informed basis.

Q: When and where will the Annual Meeting be held?

A: The Annual Meeting will be held on Tuesday, September 1, 2026, at 10:00 a.m., Eastern Time, virtually via live webcast at https://www.cstproxy.com/vwav/am2026. Instructions on how to attend and participate are included in these materials and in the form of proxy.

Q: Who is entitled to vote?

A: Only stockholders of record at the close of business on July 13, 2026, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 27,582,069 shares of common stock issued and outstanding, each entitled to one vote per share. As of June 29, 2026, the Company had 27,332,069 shares of common stock issued and outstanding. The Company has no other class of voting securities outstanding.

Q: Why am I receiving a Notice of Internet Availability (Notice and Access)?

A: Instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials via the Internet under SEC rules known as “Notice and Access.” This delivery procedure reduces both the costs and the environmental impact of sending our proxy materials to our stockholders, allows more efficient delivery of such materials to stockholders, and lowers the administrative costs of printing and mailing such materials. If you received a “Notice of Internet Availability,” you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. The Notice of Internet Availability will instruct you how to access and review the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet and how to vote online during the virtual webcast.

Stockholders who receive a Notice of Internet Availability will be able to access the proxy materials at https://www.cstproxy.com/vwav/am2026. The Notice will contain instructions on how to:

●	view our proxy materials for the Annual Meeting, including the Proxy Statement and our Annual Report, on the Internet (free of charge);

●	request printed copies of the proxy materials (free of charge) by telephone, email, or over the Internet; and

●	instruct us to send future proxy materials to you by email.

You may request a free copy of the proxy materials by:

●	calling toll-free 917-262-2373; or

●	visiting https://www.cstproxy.com/vwav/am2026 and following the instructions.

We will send (via email or first-class mail) a paper or electronic copy of the proxy materials within three business days after receiving your request. We will continue to send you paper copies of the proxy materials for future annual meetings unless you revoke this request. If you received paper copies of our proxy materials and wish to receive all future proxy materials electronically, please follow the electronic delivery instructions on https://www.cstproxy.com/vwav/am2026. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of our annual stockholder meetings. The proxy materials will remain available on www.cstproxy.com/vwav/am2026 for at least one year after the conclusion of the Annual Meeting. For stockholders receiving a Notice of Internet Availability, to attend the virtual Annual Meeting, vote your shares electronically, or submit questions during the live webcast, you must use the 16-digit control number included in the Notice. This control number is required to access the meeting platform at https://www.cstproxy.com/vwav/am2026. Please have your control number available when accessing the website, and log in at least 15 minutes before the 10:00 a.m. Eastern Time start time to allow for check-in.

Please refer to the Notice, proxy card, or voter instruction form you received for specific instructions.

Q: What is the difference between a stockholder of record and a beneficial owner?

A: If your shares are registered directly in your name with the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in an account at a brokerage firm, bank or other nominee, you are the “beneficial owner” of shares held in “street name,” and these materials are being forwarded to you by that organization.

Q: How many votes are needed to hold the Annual Meeting?

A: The holders of thirty-three and one-third percent (33.3%) of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Q: What are broker non-votes?

A: A broker non-vote occurs when a broker holding shares in street name does not receive voting instructions from the beneficial owner and lacks discretionary authority to vote on a particular matter. Brokers generally have discretionary authority to vote on the ratification of the independent registered public accounting firm (Proposal 4) but not on the other proposals. As a result, if you hold your shares in street name and do not provide voting instructions, your shares may not be voted on Proposals 1through 3 and 5 through 10, inclusive.

Q: How do I vote?

A: If you are a stockholder of record, you may vote over the internet, by telephone, by completing and returning your proxy card, or in person/online at the Annual Meeting. If you are a beneficial owner, you should follow the voting instructions provided by your broker, bank or other nominee.

Q: Can I change my vote after I submit my proxy?

A: Yes. A stockholder of record may revoke a proxy at any time before the polls close by (i) submitting a later-dated proxy, (ii) delivering a written notice of revocation to the Corporate Secretary, or (iii) voting in person/online at the Annual Meeting. Attendance alone will not revoke a proxy. Beneficial owners should contact their broker, bank or nominee.

Q: Who pays for this solicitation?

A: The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies in person or by telephone or electronic communication, without additional compensation. The Company may also reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding materials to beneficial owners.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

●	view the Company’s proxy materials for the Annual Meeting on the Internet;

●	request hard copies of the materials; and

●	instruct the Company to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual stockholder meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I attend and vote at the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted via live webcast. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can attend, vote, and submit questions at the virtual Annual Meeting by visiting https://www.cstproxy.com/vwav/am2026 and entering the 16-digit control number included with your proxy materials. Online access will begin 15 minutes prior to the start time. Stockholders may also listen to the Annual Meeting by telephone (listen-only) by calling 1-800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada; standard rates apply) and entering conference ID 5321017#. Stockholders will not be able to vote or submit questions by telephone. Meeting information, including webcast access and a replay of the meeting, is available at https://www.cstproxy.com/vwav/am2026.

Vote Required and Board Recommendations

The following table summarizes the vote required to approve each proposal and the Board’s voting recommendation. Unless otherwise indicated, abstentions and broker non-votes will have the effect described below.

No.	Proposal	Vote Required	Board Recommendation
1	2026 Omnibus Equity Incentive Plan	Majority of votes cast	FOR
2	Election of nine directors	Plurality of votes cast	FOR each nominee
3	Advisory vote on executive compensation	Majority of votes cast (advisory)	FOR
4	Ratification of RBSM LLP	Majority of votes cast	FOR
5	Reverse stock split (up to 1-for-250)	Majority of outstanding shares	FOR
6	Adrian Holdings share issuance (Nasdaq 5635)	Majority of votes cast	FOR
7	Dream America / xClibre share issuance (Nasdaq 5635)	Majority of votes cast	FOR
8	SaverOne share issuance (Nasdaq 5635)	Majority of votes cast	FOR
9	Blade Ranger share issuance (Nasdaq 5635)	Majority of votes cast	FOR
10	Foresight Autonomous Holdings Ltd share issuance (Nasdaq 5635)	Majority of votes cast	FOR

Effect of abstentions and broker non-votes. For Proposals 1, 3, 4, and 6 through 10 inclusive, abstentions and broker non-votes will have no effect on the outcome because those proposals are decided by the votes actually cast. For Proposal 2, directors are elected by a plurality, and abstentions and broker non-votes will have no effect. For Proposal 5, because approval requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes will have the same effect as votes “against” the proposal.

PROPOSAL 1 — APPROVAL OF THE 2026 OMNIBUS EQUITY INCENTIVE PLAN

Overview

On June 29, 2026, the Board adopted, subject to stockholder approval, the VisionWave Holdings, Inc. 2026 Omnibus Equity Incentive Plan (the “2026 Plan”). The 2026 Plan authorizes the issuance of up to 7,000,000 shares of the Company’s common stock pursuant to awards granted under the 2026 Plan. The Board believes that the 2026 Plan is in the best interests of the Company and its stockholders because it will allow the Company to continue to attract, retain and motivate the key employees, directors and consultants on whom the Company’s success depends, and to further align the interests of those individuals with the interests of the Company’s stockholders.

If approved by stockholders, the 2026 Plan will become effective as of the date of the Annual Meeting and will operate alongside the Company’s existing 2024 Omnibus Equity Incentive Plan and 2025 Omnibus Equity Incentive Plan (collectively, the “Prior Plans”). The following summary of the principal features of the 2026 Plan is qualified in its entirety by reference to the full text of the 2026 Plan, a copy of which is attached to this proxy statement as Annex A.

Background and Reasons for the Proposal

Equity-based compensation is a central component of the Company’s compensation philosophy. The Company has entered into employment and director arrangements that contemplate equity awards, and it expects to continue using equity awards to recruit and retain talent as it expands its operations internationally. As of March 31, 2026, the Company had outstanding options and rights covering 4,250,000 shares under the 2025 Plan (with 2,750,000 shares remaining available) and outstanding options and rights covering 6,762,736 shares under the 2024 Plan (with 0 shares remaining available). The Board has determined that the share reserves under the Prior Plans are insufficient to meet the Company’s anticipated needs, and that approval of the 2026 Plan and the additional 7,000,000-share reserve is necessary to support the Company’s growth.

Summary of the 2026 Plan

Administration

The 2026 Plan will be administered by the Board or a committee appointed by the Board (the “Committee”). Subject to the terms of the 2026 Plan, the Committee will have the authority, among other things, to designate participants; determine the types of awards to be granted; determine the number of shares to be covered by awards; determine the terms and conditions of awards; interpret and administer the 2026 Plan; accelerate the vesting or exercisability of awards; and make all other determinations it deems necessary or advisable for the administration of the 2026 Plan.

Shares Available for Issuance

Subject to adjustment for certain corporate events, the maximum number of shares of common stock that may be issued under the 2026 Plan is 7,000,000 shares. Shares subject to awards that are forfeited, cancelled, expire or are otherwise terminated without the issuance of shares, and shares withheld or surrendered to satisfy tax withholding or the exercise price of an award, will generally again become available for issuance under the 2026 Plan, to the extent permitted by applicable law and Nasdaq rules. The shares issuable under the 2026 Plan may consist of authorized but unissued shares, treasury shares, or shares purchased on the open market.

Eligibility

Employees, directors, officers, advisors and consultants of the Company or its affiliates are eligible to participate in the 2026 Plan and are referred to as “Participants.” The Committee has the sole and complete authority to determine who will be granted an award under the 2026 Plan.

Awards Available for Grant

The 2026 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards), distribution equivalent rights, and other equity-based or equity-related awards, or any combination of the foregoing. The Committee determines the terms of each award, including the exercise or purchase price, vesting schedule, performance conditions and term, subject to the limitations set forth in the 2026 Plan.

Stock Options and Stock Appreciation Rights

The exercise price of stock options and the base price of stock appreciation rights generally may not be less than the fair market value of a share of common stock on the date of grant (or, in the case of incentive stock options granted to a holder of more than 10% of the Company’s voting power, 110% of fair market value). Options and stock appreciation rights generally may not have a term exceeding ten years. Incentive stock options may be granted only to employees and are subject to additional limitations under the Internal Revenue Code.

Adjustments; Corporate Transactions

In the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares or similar transaction, the Committee will make equitable adjustments to the number and class of shares available under the 2026 Plan, the number and class of shares subject to outstanding awards, and the exercise or base price of outstanding awards. The 2026 Plan also contains provisions governing the treatment of awards in connection with a change in control of the Company.

Amendment and Termination

The Board may amend, suspend or terminate the 2026 Plan at any time, subject to any stockholder approval required by applicable law or Nasdaq rules. No amendment may materially impair the rights of a Participant under an outstanding award without the Participant’s consent. Unless earlier terminated, the 2026 Plan will terminate on the tenth anniversary of its effective date.

Clawback

Clawback Policy Awards granted under the 2026 Plan will be subject to the Company’s compensation recovery (clawback) policy, as in effect from time to time, and to any recovery requirements imposed under applicable law. The Company’s clawback policy complies with Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the related listing standards of The Nasdaq Stock Market. In the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, the policy requires the recovery of incentive-based compensation (including equity awards under the 2026 Plan) received by current and former executive officers on the basis of the erroneous financial data during the three completed fiscal years preceding the date on which the Company is required to prepare the accounting restatement. The Board or an authorized committee may, in its discretion and to the extent permitted by applicable law, seek recovery from other employees as well. The 2026 Plan expressly provides that all awards are subject to this policy and any other clawback or recoupment provisions required by law or Nasdaq rules.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences associated with awards under the 2026 Plan. It is not intended to be a complete description of all tax consequences and does not address state, local or non-U.S. tax consequences. Participants should consult their own tax advisors.

Non-Qualified Stock Options. A Participant generally will not recognize income upon the grant of a non-qualified stock option. Upon exercise, the Participant generally will recognize ordinary income equal to the excess of the fair market value of the shares over the exercise price, and the Company generally will be entitled to a corresponding deduction, subject to the limitations of Sections 162(m) and 280G of the Internal Revenue Code.

Incentive Stock Options. A Participant generally will not recognize ordinary income upon the grant or exercise of an incentive stock option, although the exercise may give rise to alternative minimum tax. If the holding period requirements are satisfied, gain on a subsequent sale will be taxed as long-term capital gain and the Company will not be entitled to a deduction.

Restricted Stock and Restricted Stock Units. A Participant generally will recognize ordinary income when restricted stock vests (or earlier if a Section 83(b) election is made) or when shares are delivered in settlement of restricted stock units, in each case equal to the fair market value of the shares at that time, and the Company generally will be entitled to a corresponding deduction.

Stock Appreciation Rights and Stock Bonus Awards. A Participant generally will recognize ordinary income upon the exercise of a stock appreciation right or the transfer of a stock bonus award, equal to the value received, and the Company generally will be entitled to a corresponding deduction, subject to applicable limitations.

New Plan Benefits

Because awards under the 2026 Plan will be granted at the discretion of the Committee, the benefits or amounts that will be received by or allocated to any particular Participant or group of Participants under the 2026 Plan are not determinable at this time. The Company has, however, granted certain options to its executive officers and other service providers that are contingent upon stockholder approval of an equity incentive plan, as described elsewhere in this proxy statement under “Executive Compensation.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2026 OMNIBUS EQUITY INCENTIVE PLAN (PROPOSAL 1).

PROPOSAL 2 — ELECTION OF DIRECTORS

The Board currently consists of nine (9) directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the nine (9) individuals named below for election as directors at the Annual Meeting. Each nominee, if elected, will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unable or unwilling to serve, the persons named as proxies may vote for a substitute nominee designated by the Board.

The following table sets forth the name, age and position of each director nominee. Ages are as of the date of this proxy statement.

Name	Age	Position
Douglas Davis	66	Chief Executive Officer and Executive Chairman of the Board
Eric T. Shuss	58	Director
Haggai Ravid	64	Director
Mansour Khatib	63	Director
Shayna Quinn	33	Director
Atara Dzikowski	52	Director and Vice President of Mergers and Acquisitions
Chuck Hansen	68	Director and Independent Lead Director
Judit Nagypal	56	Director
Daniel Ollech	69	Director

Information About the Director Nominees

Douglas Davis

Mr. Davis has served as a director and Executive Chairman of the Board since 2025 and as Chief Executive Officer since March 2026 (having served as Interim Chief Executive Officer from December 2025). He is a seasoned executive with experience across mergers and acquisitions, capital raising, sales and business development. Since 2001, Mr. Davis has served as Managing Partner of CoBuilder, Inc., a consulting organization. From 2008 to 2018, he served as Chief Executive Officer of BitSpeed LLC, an extreme file transfer software company, and from July 2018 to April 2020 he served as Chief Executive Officer of GBT Technologies, Inc. Mr. Davis received an A.B. in Political Science from Stanford University and an M.B.A. from the UCLA Anderson Graduate School of Management. The Board believes Mr. Davis’s entrepreneurial, financial and business expertise and his experience with micro-cap public companies qualify him to serve as a director.

Eric T. Shuss

Mr. Shuss has served as a director since 2025. Over a career spanning more than 35 years, he has held roles including Senior Industry Analyst, Managing Consultant, Director of Information Systems, Director of Operations, Chief Executive Officer, Chief Operating Officer, Vice President and President at high-technology businesses in artificial intelligence and robotics, IT/ERP consulting, manufacturing, telecommunications and retail. Since May 2019, he has served as a Senior Industry Analyst for Avantiico, and from April 2016 to May 2019 he owned Peryton Systems, an independent technology-commercialization consulting firm. Mr. Shuss studied Computer Science at California State University, Long Beach. The Board believes Mr. Shuss’s entrepreneurial and technology expertise qualify him to serve as a director.

Haggai Ravid

Mr. Ravid has served as a director since 2025 and serves as Chairman of the Audit Committee. He has over three decades of experience in global finance, investment banking and strategic advisory. From December 2022 to December 2024, he served as Chief Financial Officer of Seamless Group Inc. (Nasdaq: CURR). From 2006 to 2022, he was Chief Executive Officer of Cukierman & Company Investment House Ltd., a leading Israeli cross-border advisory firm, where he led M&A transactions and capital raises totaling over $5 billion. He holds an M.B.A. from Rutgers University and a Bachelor’s degree from the Hebrew University. The Board has determined that Mr. Ravid qualifies as an “audit committee financial expert” and believes his financial and investment banking expertise qualify him to serve as a director.

Mansour Khatib

Mr. Khatib serves as a director and as a member of the Compensation Committee. Mr. Khatib has served in senior executive roles at GBT Technologies, Inc., and exercises voting and dispositive power over shares of the Company held by GBT Technologies, Inc. Since November 27, 2024, Mr. Khatib has served as the Secretary of GBT Technologies Inc. (OTC: GTCH) (“GBT”). Previously, from April 16, 2016 through the present, Mr. Khatib has held various roles with GBT including Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer and director. From 2009 through 2012, Mr. Khatib served as the CEO and CFO of The Merchandise Company, located in Long Beach, California. From 2012 through the present, Mr. Khatib has served as a U.S. Business and Marketing Sales Representative for KB Racking, located in Toronto, Canada. From May 2013 through July 2014, Mr. Khatib served as VP of Marketing for Sun Energy Partners, LLC, developing solar rooftop projects. From July 2014 through the present, Mr. Khatib has served as the CTO for New Energy Ventures, LLC, a company that is developing utility scale projects in New Jersey, California, and smaller projects in Mexico, the Caribbean and Peru. Mr. Khatib received a B.A. in Economics from Fachhochschule Wuppertal in Wuppertal, Germany in 1988 and a Bachelors in Electro Engineering & Computer Technology from University Aachen in Aachen, Germany in 1985.

Shayna Quinn

Ms. Quinn has served as a director since April 2026 and has been determined by the Board to qualify as an independent director under Nasdaq Listing Rule 5605(a)(2) and applicable SEC rules. She brings more than nine years of executive leadership experience in high-growth technology and transportation sectors, with expertise in mergers and acquisitions, integration planning, strategic partnerships, business development, market expansion and operational scaling. Since February 2025, she has served as an M&A Integration Consultant at Windels Marx (Transportation Sector). From 2020 to 2023, she was Director, Business Development & Head of Market Expansion & Integrations at Kaptyn, and from 2016 to 2019 she served as Director of Operations & Special Projects at Juno. Ms. Quinn holds a B.A. in Nursing Science from Stevenson University and an M.S. in Public Health from Cornell University. The Board believes Ms. Quinn’s integration and operational expertise qualify her to serve as a director.

Atara Dzikowski

Ms. Dzikowski has served as a director since 2025 and, since May 2026, as the Company’s Vice President of Mergers and Acquisitions, in which capacity she is no longer considered an independent director. Since 2025, she has served as Co-Founder of Plydo, a generative AI platform for e-commerce. From 2017 to the present, she has provided business development consulting; she was previously Co-Founder, Chief Executive Officer and Director of Samsara Luggage, and held senior development and marketing roles at Israeli cultural and philanthropic institutions. Ms. Dzikowski holds a Master of Public Administration from Clark University and a B.A. from the Israel College of Management. The Board believes Ms. Dzikowski’s business development and M&A experience qualify her to serve as a director.

Chuck Hansen

Mr. Hansen has served as a director since 2025 and as Independent Lead Director since March 2026. He is a pioneer in federal, state and local government information-technology sales, marketing, operations and finance, with over four decades of building companies from start-up to exit. He currently serves as Chairman and Chief Executive Officer of Electro Scan Inc., a cleantech supplier of machine-intelligent underground pipe-assessment technologies, and holds 19 patents in the United States and abroad. He is an FAA certified Instrument-Rated Pilot and is certified to fly Small Unmanned Aircraft Systems (FAA Part 107). Mr. Hansen previously served as Chief Financial Officer of the Pacific School of Religion and as a Senior Accountant with Arthur Andersen & Co. He holds a B.S. from the University of California, Berkeley and an M.B.A. from UCLA Anderson. The Board believes Mr. Hansen’s entrepreneurial, financial and unmanned-systems expertise qualify him to serve as a director.

Judit Nagypal

Ms. Nagypal has served as a director since 2025 and serves as a member and Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. She has extensive experience in technology partnerships, human resources leadership and international operations. From 2013 to 2023, she held senior roles at Microsoft, including Partner Acquisition Lead for Western Europe, and previously held human resources and organizational leadership roles at AXA Group, Kraft, Danone and Coca-Cola. Ms. Nagypal holds a Master’s degree in Economic Sciences from Budapest University of Economics, a Law degree from Eötvös Loránd University and a Postgraduate Diploma in HR Management from Middlesex University. The Board believes Ms. Nagypal’s international operations and partnership experience qualify her to serve as a director.

Daniel Ollech

Mr. Ollech is a global entrepreneur and strategic advisor with over 30 years of experience in agri-commodities, corporate strategy, and fintech innovation. He currently serves as Founder & CEO of Tangent Platform (2025–Present), leading the development of a digital trade-finance ecosystem. Previously, he served as a strategic advisor to Sadot Group Inc. (NASDAQ: SDOT), supporting corporate restructuring, subsidiary spin-offs, SEC/NASDAQ compliance, capital-raising strategies, and investor engagement. From 2019 to 2022, he was Chairman of Lemarc Agromond, building and establishing a multinational organization involved in trading, shipping, and processing of goods worldwide. From the 1990s to 2019, he founded and served as Executive Director of global trade enterprises, managing commodity trading and processing ventures in soybeans, coffee, and edible oils across Brazil, the U.S., and Asia. From 2017 to 2022, he served as Board Director & Strategic Advisor for an agribusiness platform operating across Asia and MENA. The Board believes Mr. Ollech’s international operations and trade experience qualify him to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED ABOVE (PROPOSAL 2).

CORPORATE GOVERNANCE

Director Independence

The Company’s common stock is listed on The Nasdaq Global Market under the symbol “VWAV.” Under Nasdaq rules, a majority of the Board must be comprised of independent directors, and each member of the audit and compensation committees must satisfy applicable independence requirements. Audit committee members must also satisfy the independence criteria of Rule 10A-3 under the Exchange Act. The Board has determined that each of Eric T. Shuss, Chuck Hansen, Haggai Ravid, Judit Nagypal, Shayna Quinn, Mansour Khatib and Daniel Ollech qualifies as an independent director under applicable Nasdaq and SEC rules. Mr. Davis is not independent because he is an executive officer, and Ms. Dzikowski is not independent because she serves as an officer of the Company.

Board Leadership Structure and Role in Risk Oversight

Mr. Davis serves as Executive Chairman and Chief Executive Officer, and Mr. Hansen serves as Independent Lead Director. The Board believes that its current leadership structure, which includes an independent lead director and independent committee chairs, provides appropriate oversight of the Company’s business and affairs. The Board administers its risk oversight function directly and through its committees, which regularly review financial, operational, compensation and governance risks.

Committees of the Board

The Board of Directors has already established an audit committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (“Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Ms. Dzikowski and Messrs. Hansen and Ravid. Mr. Ravid serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our audit committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services; and

●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Ms. Dzikowski and Messrs. Hansen and Ravid. Mr. Hansen serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans; and

●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Governance Committee has three members, including Ms. Dzikowski and Messrs. Hansen and Ravid. Ms. Dzikowski serves as the chairman of the Governance Committee.

The functions of our Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending director;

●	nominees and board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our board of directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	any of our directors, director nominees or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our Audit Committee will review any financial transaction, arrangement or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule or regulation.

The Audit Committee will review each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the board of directors.

Founder Shares

On October 20, 2022, pursuant to an SPA, the Sponsor acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction.

The Company’s original sponsors were Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath and Seema Rao (collectively, the “Former Sponsor”). Further, the anchor investors are Sea Otter Holdings LLC BD Series, Sixth Borough Capital Fund LP and Better Works LLC (which we refer to, collectively, as the “Anchor Investors”). “Other Investors”, which acquired 16,668 shares of commons stock from the founder, refer to Sagar Pravinchandra Khakhara, Asha Devi Rathore, Ekta Zile Singh and Rahul Kalra. The Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officer have agreed not to transfer, assign or sell the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Company refers to such transfer restrictions as the “lock-up”. Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

At September 30, 2025 and 2024, there were 2,524,000 shares of common stock outstanding owned or controlled by the Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officers.

Transactions with a Related Party

Due to Related Parties

The balance on September 30, 2025 and 2024 in Due to Related Parties totaled $2,434,492 and $69,133, respectively, consists of the following transactions:

Schedule of Due to Related Parties
	September 30,	September 30,
	2025	2024
Suresh Yezhuvath (1)	$223,960	$—
Subash Menon (1)	—	—
Bannix Management LLP (1)	—	—
Instant Fame and affiliated parties (1)	840,000	—
Stanley Hills (1)	785,252	—
Accrued executive compensation (2) (3)	250,000	—
Anat Attia	335,280	69,133
	$2,434,492	$69,133

(1) Liability assumed at the closed of the Reverse acquisition net of subsequent payments and net offs. During the quarter ended, upon agreement by and amount the related parties, $235,333 of balances owing to Bannix Management LLP and $4,737 of balances of Subash Menon was transferred to Stanley Hill and $200,000 of balances owed to Subash Menon was transferred to Suresh Yezhuvath.

(2) Accrued executive compensation

Represents compensation expense owing to executives. At the close of the reverse acquisition $220,000 and $45,000 were owed to Doug Davis and Erik Klinger, respectively. At September 30, 2025, $25,000, $180,000 and $55,000 were owed to Noam Kenig, Doug Davis and Erik Klinger respectively.

(3) Deferment of Related Party Transactions

On December 26, 2024 and revised on February 4, 2025, April 19, 2025 and May 25, 2025, the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination until after the closing of the proposed Business Combination. The deferred obligations in connection with related parties include:

●	an aggregate of $2,019,200 owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

On January 19, 2025, the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs would have been payable no later than three (3) months following the closing of the proposed Business Combination. On May 25, 2025, the agreement was modified such that the payable is due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

On April 8, 2025, with an effective date of March 31, 2025, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through December 29, 2026. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

Under the deferment agreements, all amounts owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

Tokenize GBT Patent Purchase

On August 8, 2023, the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Corp. (“GBT”), where GBT provided its consent, to acquire the entire right, title, and interest of the Patents. The closing date of the PPA was set to be immediately following the closing of the EVIE Agreement. On March 11, 2024, Bannix sent EVIE and the shareholder of EVIE a notice providing that the EVIE Agreement has been terminated (“BNIX EVIE Termination Letter”). As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the BNIX EVIE Termination Letter, on March 19, 2024, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT. After negotiations with Target had commenced, Bannix introduced Tokenize to Target with the goal of incorporating the GBT Tokenize technology with Target. Except for the introduction of Tokenize to Target by Bannix, the agreement between Target and GBT Tokenize was completely independent of the terminated EVIE relationship. Effective as of March 20, 2024, Tokenize and the Target entered into a Patent Purchase Agreement pursuant to which Target acquired from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects. Each of the parties believes that the above transactions were considered arms-length transactions as there were no common directors, officers, or shareholders between Tokenize, Bannix, or Target, GBT which held a 50% ownership stake in Tokenize, had no direct or indirect control over Bannix or Target and prior related party relationships between the parties had been terminated prior to the agreements. Specifically, Douglas Davis, CEO of Bannix, served as a consultant to GBT until March 31, 2023, when he terminated his consulting agreement. Accordingly, Mr. Davis’ former role with GBT did not influence the arm length nature of the transaction as he had resigned from GBT prior the August 2023 PPA between Tokenize and Bannix and prior to the subsequent patent purchase between Tokenize and Target in March 2024. Further, Dr. Rittman, CTO of GBT was engaged as a consultant to Target following the closing of the patent acquisition by Target. As such, the engagement of Dr. Rittman did not negatively influence the nature of the arms-length transaction.

Douglas Davis

Mr. Davis is the current Executive Chairman and Chief Executive Officer. Further, Mr. Davis is a member and manager of Instant Fame LLC and VWAV BOCA JV, LLC. Mr. Davis is considered a related party. Mr. Davis does not have any current involvement with GBT Technologies, Inc. or GBT Tokenize Corp.

Stanley Hills LLC/Yossi Attia (former executive officer)

Stanley Hills LLC is a shareholder and has provided working capital for the Company since inception.

Legal Proceedings

From time to time, the Company may be subject to routine litigation, claims or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters but cannot predict the outcome or effect of any potential litigation, claims or disputes.

Better Works LLC

On September 5, 2025, Better Works LLC filed an action in the Supreme Court of the State of New York, New York County, captioned Better Works LLC v. VisionWave Holdings, Inc. and Douglas E. Davis, Index No. 655268/2025. The Summons with Notice asserts claims for breach of contract and seeks (i) a declaratory judgment regarding affiliate status and the applicability or expiration of certain lock-up provisions relating to private-placement units exchanged in connection with the Company’s business combination, (ii) injunctive relief permitting the plaintiff to sell such units, and (iii) monetary damages in an amount to be determined. Service of process addressed to VisionWave’s Delaware registered agent was recorded as received on September 9, 2025. On September 30, 2025, counsel for the Company and Mr. Davis served a demand for the complaint pursuant to CPLR 3012(b), expressly reserving all defenses, including objections to service and personal jurisdiction. As of the date of this Report, no complaint has been served on the defendants. The Company believes the asserted claims are without merit and intends to defend the matter vigorously.

 Maxim Group LLC

On April 17, 2026, Maxim Group LLC filed a complaint against VisionWave Holdings, Inc. in the Supreme Court of the State of New York, County of New York, alleging breach of contract and seeking damages related to certain financing transactions completed by the Company in July 2025 and February 2026 pursuant to an engagement agreement dated April 9, 2025. Maxim alleges entitlement to placement fees and declaratory relief in connection with financings involving YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LP. The action includes claims for alleged unpaid fees of approximately $1.33 million, declaratory relief concerning alleged tail rights and rights of first refusal, attorneys’ fees, interest, and other relief. The action was filed under an unassigned New York County index number as of the filing date. The Company believes the asserted claims are without merit and intends to defend the matter vigorously.

Also on April 17, 2026, the Company filed a separate action against Maxim Group LLC in the Supreme Court of the State of New York, County of New York, asserting claims for breach of contract, declaratory judgment, and unjust enrichment. The Company alleges, among other things, that Maxim did not identify or place the relevant financing transactions, was not entitled to compensation under the parties’ agreement, and wrongfully invoiced the Company for fees related to the July 2025 and February 2026 financings. The Company seeks, among other relief, repayment of approximately $210,000 previously paid to Maxim, rescission of an additional invoice of approximately $1.4 million, declaratory relief regarding the parties’ rights under the agreement, damages, restitution, interest, and costs. The Company believes Maxim’s claims are without merit and intends to vigorously defend against them while aggressively pursuing its own claims. This action was also filed under an unassigned New York County index number as of the filing date. At this early stage of the proceedings, the Company is unable to reasonably estimate the ultimate outcome or potential loss, if any, associated with these matters.

Pre-litigation disputes with former employees

The Company is involved in certain pre-litigation disputes with former employees, former executives, and other individuals associated with the Company arising primarily from organizational changes implemented following the departure of the Company’s former Chief Executive Officer in late December 2025. Such matters include allegations relating to severance, unpaid compensation, notice-period pay, equity awards, and related contractual and employment matters. Certain individuals have asserted claims through counsel, and the parties have engaged in correspondence and preliminary settlement discussions.

The Company disputes the allegations and claims asserted in these matters and intends to vigorously defend its positions. As of the date of this Quarterly Report, no formal lawsuits, arbitrations, or other legal proceedings have been filed with respect to these matters. Due to the early stage of these disputes, the absence of formal proceedings, and the inherent uncertainty surrounding such matters, the Company is unable to reasonably estimate the possible loss or range of loss, if any, that may result from these matters. Accordingly, no liability has been accrued in the accompanying condensed consolidated financial statements.

Except as described above, the Company is not a party to any other pending legal proceedings that management believes, individually or in the aggregate, would have a material adverse effect on the Company’s business, financial condition, or results of operations..

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation of its named executive officers, as disclosed in this proxy statement under “Executive Compensation,” including the compensation tables and the accompanying narrative discussion. This proposal is commonly known as a “say-on-pay” vote.

The Company’s executive compensation program is designed to attract, retain and motivate the executive talent necessary to lead the Company through a period of significant growth and international expansion, and to align the interests of the Company’s executives with those of its stockholders through the use of base salary, performance-based cash bonus opportunities and equity awards that vest over multi-year periods.

Accordingly, the Board is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the stockholders of VisionWave Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure.

Because this vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the views of stockholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 3).

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers as of the date of this proxy statement.

Name	Position
Douglas Davis	Chief Executive Officer and Executive Chairman of the Board
Eric T. Shuss	Chief Operating Officer
Danny Rittman	Chief Technology Officer
Erik Klinger	Chief Financial Officer

Biographical information regarding Mr. Davis and Mr. Shuss is set forth above under “Proposal 2 — Election of Directors.”

Erik Klinger serves as Chief Financial Officer for the Company. Mr. Klinger’s recent work has focused on providing advisory services to growing companies that have significant recurring revenues, including providing advice on mergers and acquisitions and fractional CFO services to those companies. From 2020-2023, Mr. Klinger was the CEO of CIMfinity, which provides enhanced distribution for M&A deals in certain industries that have stalled or are slow-moving, and from 2016-2020 Mr. Klinger was the Chief Financial Officer and Head of Corporate Development of GBT Technologies Inc. (OTC: GTCH). As an investment banker, he sold a business engaged in healthcare software in 2012, and then served as an advisor to that company from 2013-2016. From 2003-2011, Mr. Klinger was co-founder and Chief Executive Officer of Mindshift Partners, which provided CFOs and Controllers for publicly-traded and privately-held companies. Prior to those experiences, Mr. Klinger worked in private equity, with a focus on leveraged buyouts. From 1992 to 1997, Mr. Klinger worked at Andersen Consulting and then at Price Waterhouse. Mr. Klinger earned a Bachelor’s Degree from Dartmouth College and an MBA in Finance from the Anderson School of Management at UCLA.

Danny Rittman is a seasoned computer scientist and technology entrepreneur with over 25 years of experience. He previously served as the Chief Technology Officer of GBT Technologies, Inc. (OTC: GTCH), a company specializing in IoT and AI technologies. Rittman began his career in the Israeli Defense Forces as a software developer, later contributing to Motorola’s development of the first GSM cellular phone. He founded RIT Technologies in 1996, a network monitoring solutions provider that went public on NASDAQ. He also held roles as CTO and VP of Marketing at a smart-chip design company, leading product launches and software tool development. Since 2012, Rittman has been a Senior Integrated Circuit Design Consultant, managing teams in the mobile technology sector. He also founded Infiniti Technologies, developing advanced mobile and web applications. Rittman holds a Bachelor’s in Computer Science from Bar-Ilan University, an MBA from Tel Aviv University, and a PhD in Computer Science from LaSalle.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by, or paid to the Company’s named executive officers for the fiscal years ended September 30, 2025 and September 30, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Comp. ($)	Total ($)
Douglas Davis	2025	157,500	—	9,388,906	—	9,546,406
Chief Executive Officer and Executive Chairman	2024	240,000	—	—	—	240,000
Noam Kenig (1)	2025	37,500	—	9,388,906	—	9,426,406
Former Chief Executive Officer	2024	—	—	—	—	—
Erik Klinger	2025	65,000	—	—	—	65,000
Chief Financial Officer	2024	115,000	—	—	—	115,000
Danny Rittman	2025	30,000	—	2,347,226	—	2,377,226
Chief Technology Officer	2024	—	—	—	—	—

(1) Mr. Kenig resigned as Chief Executive Officer and as a director effective December 29, 2025. His option award was terminated in connection with his resignation.

Narrative to Summary Compensation Table; Employment Agreements

On August 6, 2025, the Company entered into employment agreements (each, an “Employment Agreement”) with Douglas Davis, as Executive Chairman, Noam Kenig (who resigned for personal reasons), as Chief Executive Officer, and Danny Rittman, as Chief Technology Officer (collectively, the “Executives”). Mr. Kenig resigned on December 29, 2025 as Chief Executive Officer and a director and, as a result, his Employment Agreement has been terminated.

Each Employment Agreement has an initial term of three (3) years, commencing on August 6, 2025, and is subject to automatic one-year renewals thereafter unless terminated by either party with at least thirty (30) days’ prior written notice.

Under the Employment Agreements:

●	Mr. Davis will receive an initial base salary of $150,000 per year, increasing to $300,000 upon the Company achieving $3,000,000 in revenue during any ninety (90)-day period, and further increasing to $600,000 upon achieving $6,000,000 in revenue during any ninety (90)-day period, with subsequent adjustments to fair market rates.

●	Mr. Rittman will receive an initial base salary of $120,000 per year, increasing to $240,000 upon the Company achieving $3,000,000 in revenue during any ninety (90)-day period, and further increasing to $360,000 upon achieving $6,000,000 in revenue during any ninety (90)-day period, with subsequent adjustments to fair market rates.

●	Mr. Davis is eligible for an annual performance bonus targeted at 2% of the Company’s net income as reflected in its financial statements filed with the Securities and Exchange Commission (the “SEC”).

●	Each Executive is eligible for four (4) weeks of paid vacation per year, participation in the Company’s benefit plans (including medical, dental, vision, disability, life insurance, and 401(k) plans), and reimbursement of reasonable business expenses.

●	In the event of termination without cause or resignation for good reason, each Executive is entitled to severance equal to the greater of $600,000 or two (2) times their then-current base salary, payable within six (6) months of termination, subject to execution of a general release.

●	Upon a change in control followed by termination within three (3) months, all outstanding equity awards vest immediately, and severance becomes payable.

●	Each Employment Agreement includes standard provisions for termination for cause, death, disability, or without good reason, with limited payments in such cases.

Additionally, as a condition to entering into the Employment Agreements, each Executive entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement and a Mutual Agreement to Arbitrate with the Company.

Additionally, pursuant to the Employment Agreements and under the Plan (subject to shareholder approval thereof), the Company granted nonstatutory stock options (each, an “Option”) to the Executives as follows:

●	Mr. Davis was granted an Option to purchase 2,000,000 shares of Common Stock.

●	Mr. Rittman was granted an Option to purchase 500,000 shares of Common Stock

Each Option has an exercise price of $7.20 per share (to be determined as the fair market value on the grant date) and vests in twelve (12) equal quarterly installments over four (4) years, commencing on the date of shareholder approval of the Plan (the “Approval Date”). The Options are exercisable for five (5) years from the grant date and allow for cashless exercise. The grants are contingent upon shareholder approval of the Plan; if not approved, the Options will be null and void.

September 2, 2025 Agreements (terminated)

On September 2, 2025, the Company entered into employment agreements with Elad Shoval (Chief Revenue Officer), David Allon (Chief Operating Officer), and Jaz Williman (Senior Systems Engineer – UGV) (collectively, the “September Executives”). Each agreement has an initial three-year term commencing September 2, 2025, with automatic one-year renewals unless terminated with at least 30 days’ prior written notice.

Under these agreements, Mr. Shoval and Mr. Allon each receive an initial base salary of $120,000 annually, increasing to $240,000 upon the Company achieving $10 million in revenue in any 90-day period and to $360,000 upon achieving $60 million in such a period, with further adjustments to fair market rates thereafter. Mr. Williman receives an initial base salary of $120,000 annually, increasing to $200,000 upon $10 million in revenue in any 90-day period and to $300,000 upon $60 million in such a period, with further adjustments to fair market rates. Mr. Shoval is eligible for an annual performance bonus targeted at 0.05% of the Company’s net revenue as reflected in its financial statements, Mr. Allon at 0.5% of net income, and Mr. Williman at 0.35% of net income.

The benefits, severance, change-in-control, and other termination provisions for the September Executives are identical to those for the August Executives.

Each September Executive also entered into a Proprietary Information, Inventions Assignment, Non-Solicitation, and Non-Competition Agreement, as well as a Mutual Agreement to Arbitrate.

Pursuant to these agreements and the Plan (subject to shareholder approval), the Company granted non-statutory stock options to Mr. Shoval and Mr. Allon to purchase 500,000 shares each and to Mr. Williman to purchase 250,000 shares. Each option has an exercise price of $9.09 per share (fair market value on the grant date), with vesting, exercisability, and contingency terms identical to those for the August Executives’ options.

Other than Mr. Williman, the Company has terminated the agreements with the September Executives.

Employment Agreement – Erik Klinger, Chief Financial Officer

On January 2, 2026, the Company entered into an Employment Agreement (the “Klinger Agreement”) with Erik Klinger, pursuant to which Mr. Klinger will continue to serve as the Company’s Chief Financial Officer, effective as of January 2, 2026.

The Klinger Agreement provides for an initial three-year term, automatically renewing for successive one-year periods unless either party provides timely notice of non-renewal. Mr. Klinger’s annual base salary is $120,000, payable in accordance with the Company’s standard payroll practices. Mr. Klinger is eligible to participate in the Company’s employee benefit plans available to similarly situated executives, including medical, dental, and vision insurance, and is entitled to four weeks of paid vacation per year (pro-rated for partial years).

On January 2, 2026, in connection with the Klinger Agreement, the Company granted Mr. Klinger a nonstatutory stock option (the “Klinger Option”) to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on December 31, 2025, pursuant to the Company’s proposed 2025 Omnibus Equity Incentive Plan (the “Plan”). The Klinger Option is subject to twelve equal quarterly vesting installments over four years, commencing on the date of shareholder approval of the Plan (the “Approval Date”), and is otherwise subject to the terms and conditions of the Plan and the Employee Nonstatutory Stock Option Agreement entered into between the Company and Mr. Klinger. The grant of the Klinger Option is expressly contingent upon shareholder approval of the Plan; if the Plan is not approved by shareholders, the Klinger Option will be null and void.

The Klinger Agreement also includes provisions regarding termination of employment (including by death, disability, for Cause, without Cause, for Good Reason, or without Good Reason), severance payments in certain circumstances (including a one-time payment equal to $120,000 upon certain terminations, subject to execution of a general release), and acceleration of equity awards upon a Change in Control (as defined in the Klinger Agreement).

Employment Agreement – Eric T. Shuss, Chief Operating Officer

On March 13, 2026, the Company appointed Eric T. Shuss as Chief Operating Officer, effective March 13, 2026. In connection therewith, the Company entered into an Employment Agreement dated March 13, 2026 with Mr. Shuss (the “Shuss Agreement”). Material terms of the Shuss Agreement include:

●	An initial term of three years, with automatic one-year renewals absent 30 days’ prior written notice by either party.

●	Annual base salary of $120,000, increasing to $240,000 upon the Company achieving $3,000,000 in revenue during any 90-day period.

●	Eligibility for an annual performance bonus targeted at 0.5% of net income as reported in the Company’s SEC filings.

●	Participation in the Company’s standard employee benefit plans.

●	Severance upon a qualifying termination without cause or for good reason: a lump-sum payment equal to the greater of $500,000 or two times the then-current base salary, subject to execution of a general release of claims.

●	Customary restrictive covenants, including confidentiality, invention assignment, non-solicitation, and non-competition obligations.

Concurrently, Mr. Shuss was granted a nonstatutory stock option to purchase 500,000 shares of the Company’s common stock under the Company’s 2025 Omnibus Equity Incentive Plan, with an exercise price equal to the closing price of the common stock on March 12, 2026, vesting in twelve equal quarterly installments commencing June 30, 2026, and expiring five years from the date of grant (subject to earlier termination upon cessation of service).

Mr. Shuss also entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement and a Mutual Agreement to Arbitrate, each dated in connection with his employment.

Change in Role of Douglas Davis

On March 13, 2026, the Board appointed Douglas Davis, previously serving as Interim Chief Executive Officer and Executive Chairman, as Chief Executive Officer of the Company, effective March 13, 2026, removing the “Interim” designation from his title. In connection therewith, on March 15, 2026, the Company entered into an amendment (the “Amendment”) to Mr. Davis’s Employment Agreement dated August 6, 2025, which formalizes his Chief Executive Officer title (in addition to his continuing role as Executive Chairman) and provides for an additional milestone-based equity bonus. Material terms of the Amendment include:

●	No changes to Mr. Davis’s base salary, annual bonus, or other compensation terms from the original Employment Agreement.

●	A one-time non-qualified stock option (the “Milestone Option”) to purchase shares of the Company’s common stock equal to $100,000,000 in value (determined based on the Nasdaq closing price per share on the trading day immediately preceding the achievement date (the “Reference Price”)), granted under the Plan on the first business day following the date on which the Company first achieves both (i) $100,000,000 in trailing twelve-month revenue (as reported in the Company’s most recent Form 10-Q or Form 10-K) and (ii) a fully diluted market capitalization of at least $1,000,000,000 (calculated using the Reference Price), subject to Mr. Davis’s continued employment through the grant date.

●	The exercise price per share of the Milestone Option equal to the Reference Price.

●	Full vesting on the grant date, with a 10-year term (subject to earlier termination as provided in the Plan and applicable award agreement), cashless exercise provisions (to the extent permitted under the Plan), and subject to the Company’s clawback policy (as may be adopted or amended to comply with Dodd-Frank Act requirements or Nasdaq rules).

●	The grant is subject to Board or Compensation Committee approval, Plan share availability, and compliance with applicable securities laws, including Nasdaq listing rules.

Changes to Board Committee Memberships and Independent Lead Director Position

On March 13, 2026:

●	The Board accepted the resignation of Eric T. Shuss from his position as Lead Independent Director and from all Board committee memberships, effective March 13, 2026. Mr. Shuss will continue to serve as a member of the Board.

●	The Board appointed Atara Dzikowski as a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, effective March 13, 2026, and as Chair of the Nominating and Corporate Governance Committee.

●	The Board appointed Chuck Hansen as Independent Lead Director of the Board, effective March 13, 2026.

There are no family relationships among the individuals referenced above that require disclosure under Item 404(a) of Regulation S-K. There were no disagreements between the Company and Mr. Shuss regarding his transition or resignation from the Lead Independent Director role or committee positions.

Atara Dzikowski - Vice President of Mergers and Acquisitions

On May 1, 2026, the Board of the Company approved the appointment of Atara Dzikowski as Vice President of Mergers and Acquisitions. In connection therewith, the Company entered into an Employment Agreement dated May 1, 2026 with Ms. Dzikowski (the “Employment Agreement”). In addition, the Company and Ms. Dzikowski, a current member of the Board, entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement (the “Restrictive Covenant Agreement”) and the Mutual Agreement to Arbitrate (the “Arbitration Agreement”).

Material terms of the Employment Agreement include an initial term of three years commencing on April 1, 2026, with automatic one-year renewals absent thirty days’ prior written notice of non-renewal by either party and an annual base salary of $240,000. On the effective date, subject to prior approval by the Board or the Compensation Committee and the terms of the Company’s 2025 Omnibus Equity Incentive Plan (or any successor plan), an award of 500,000 shares of common stock or restricted stock units, of which 150,000 shares vest immediately upon the grant date. The remaining 350,000 shares shall vest upon the earlier of: (i) time-based vesting of 100,000 shares on each of the first three (3) anniversaries of the effective date and the final 50,000 shares on the three and one-half (3.5) year anniversary of the effective Date, or (ii) performance-based vesting tied to consolidated revenue milestones of the Company and its subsidiaries (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and reported in the Company’s periodic reports filed with the Securities and Exchange Commission): 100,000 shares upon achievement of $5,000,000 in cumulative Revenue; an additional 100,000 shares upon achievement of $10,000,000 cumulative Revenue; an additional 100,000 shares upon achievement of $15,000,000 cumulative Revenue; and the final 50,000 shares upon achievement of $17,500,000 cumulative Revenue. “Revenue” means the Company’s consolidated total revenue. Achievement of milestones shall be certified by the Board of Directors or Compensation Committee in its reasonable discretion.

Further, Ms. Dzikowski will be eligible to participate in the Company’s standard employee benefit plans made available to similarly situated executives, including medical, dental and vision insurance, short- and long-term disability benefits, life insurance and retirement plan participation, subject to the terms of such plans as they may be amended from time to time. Upon termination for death, disability, for cause, resignation without good reason, or expiration of the term, Ms. Dzikowski will be entitled to only accrued but unpaid base salary and, to the extent required by law, accrued unused paid time off. Upon termination without cause or for good reason, the accrued benefits plus a severance payment equal to the then-current base salary, payable within six months of termination, conditioned upon execution of a general release of claims in a form provided by the Company and continued compliance with post-termination obligations. Customary provisions requiring full-time devotion of efforts, exclusive employment, and compliance with Company rules and policies.

Changes to Board Committee Memberships

On April 22, 2026, the Board accepted the resignation of Atara Dzikowski from the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, effective upon the commencement of her employment as Vice President of Mergers and Acquisitions. Ms. Dzikowski will continue to serve as a non-independent member of the Board of Directors.

Concurrently, the Board appointed Daniel Ollech as a member of the Audit Committee, Mansour Khatib as a member of the Compensation Committee, and Judit Nagypal as a member and Chair of the Nominating and Governance Committee, with such appointments effective immediately upon Ms. Dzikowski’s resignation from the respective committees. The Board confirmed that the committees, as reconstituted, continue to satisfy all applicable Nasdaq independence and composition requirements.

There are no family relationships among the individuals referenced above that require disclosure under Item 404(a) of Regulation S-K. There were no disagreements between the Company and Ms. Dzikowski regarding her transition or resignation from the committee positions.

VisionWave Israel

On March 18, 2026, the Company acquired 100% of the issued and outstanding shares of VisionWave IL Ltd., an Israeli private limited company (“VisionWave Israel”), for nominal consideration. Further, on March 18, 2026, VisionWave Israel appointed Khdoura Sabbagh as Chief Executive Officer and its sole director and entered into an Employment Agreement with Mr. Sabbagh, pursuant to which Mr. Sabbagh was appointed Chief Executive Officer of VisionWave Israel. Under the Employment Agreement, Mr. Sabbagh will receive an annual base salary of $150,000 and is eligible to receive options to purchase 2,000,000 shares of the Company’s common stock, subject to vesting and the terms of the Company’s equity incentive plan. The agreement contains customary terms regarding duties, confidentiality, intellectual property, and termination.

On March 18, 2026, VisionWave Israel also entered into a Consulting Agreement with CO-Finance Financial and Accounting Consulting Ltd., a company controlled by Oren Attiya, pursuant to which Mr. Attiya will provide financial and accounting services to VisionWave Israel. Under the Consulting Agreement, the consultant will receive monthly compensation of NIS 12,000 plus VAT. The agreement is structured as an independent contractor arrangement and includes customary terms and conditions.

On June 1, 2026, VisionWave Israel. entered into an Employment Agreement with Mr. Einav Eliraz pursuant to which Mr. Eliraz was appointed Chief Financial Officer (“CFO”) of VisionWave IL, effective June 1, 2026.

Mr. Eliraz is a certified public accountant and senior finance executive with more than twenty years of experience in public company accounting, SEC reporting, treasury management, mergers and acquisitions, internal controls, corporate finance, and multinational operations. Most recently, since 2024 to the present, he served as Global CFO of Raval ACS (TASE: RVL). Previously, he held senior finance positions with Nano Dimension Ltd. (NASDAQ: NNDM) (2022-2023), Cellebrite DI Ltd. (NASDAQ: CLBT) (2020-2022), Avgol Nonwovens Ltd. (TASE: AVGL) (2018-2020), Ophir Optronics/MKS Instruments (NASDAQ: MKSI) (2011-2018), PerfAction (2007-2011), and PricewaterhouseCoopers (2003-2006). Throughout his career, Mr. Eliraz has overseen large multinational finance organizations, SEC reporting functions, treasury operations, mergers and acquisitions, and Nasdaq public company compliance programs. He holds an MBA in Finance from the Hebrew University of Jerusalem, a B.A. in Accounting from Tel Aviv University, and is a Certified Public Accountant in Israel.

The Company expects Mr. Eliraz to play a significant role in the continued development and expansion of the VisionWave group. In addition to his responsibilities as Chief Financial Officer of VisionWave IL, Mr. Eliraz is expected to assist with the oversight of consolidated financial reporting, SEC compliance, financial planning and analysis, treasury management, mergers and acquisitions, integration of acquired businesses, internal controls, and strategic financial initiatives across the Company’s global operations. The Company believes that Mr. Eliraz’s extensive experience with Nasdaq-listed companies, SEC reporting, multinational consolidations, treasury management, and acquisition transactions will support the Company’s long-term growth strategy and public company objectives. In particular, the Company expects Mr. Eliraz to assist management in evaluating acquisition opportunities, conducting financial due diligence, integrating acquired businesses, establishing public-company financial controls, supporting capital markets initiatives, strengthening the Company’s financial reporting infrastructure, and assisting with the financial integration of current and future subsidiaries as the VisionWave group continues to expand its international operations.

Pursuant to the Employment Agreement, Mr. Eliraz will receive a gross monthly salary of NIS 50,000 and will be eligible for customary benefits under Israeli law, including pension, severance, study fund (keren hishtalmut), vacation, sick leave, mobile phone, laptop and other executive benefits. Mr. Eliraz will also be eligible to receive an annual performance bonus based on the achievement of revenue and operating performance objectives established by the Company.

In addition, subject to approval by the Company’s Board of Directors, Compensation Committee, stockholders if required, and any other approvals required under applicable law, Nasdaq rules and the Company’s equity incentive plan, Mr. Eliraz will be granted options to purchase 500,000 shares of the Company’s common stock. The exercise price of such options will be determined based upon the closing price of the Company’s common stock on the trading day immediately preceding the approval of the grant, unless otherwise determined by the Company’s authorized governing bodies. The options are expected to vest over a four-year period, with twenty-five percent (25%) vesting on the first anniversary of the grant date and the remaining seventy-five percent (75%) vesting in thirty-six equal monthly installments thereafter, subject to continued service and the terms of the applicable equity incentive plan and award agreement. The option grant described above is intended to be made under the Company’s Omnibus Equity Incentive Plan and is designed to align Mr. Eliraz’s interests with those of the Company’s stockholders. The Company believes that equity-based compensation is an important component of attracting and retaining highly qualified executive talent and incentivizing long-term value creation. The grant is subject to approval by the Company’s Board of Directors, Compensation Committee, and, if required, the stockholders of the Company, as well as compliance with applicable Nasdaq listing standards, securities laws, and the terms of the Company’s equity incentive plan.

Although Mr. Eliraz is employed by VisionWave IL Ltd., a wholly-owned subsidiary of the Company, the Company considers his appointment and compensation package material due to his anticipated role in supporting the financial, reporting, acquisition, integration, capital markets, and strategic initiatives of the VisionWave group and because a significant portion of his compensation consists of equity-based awards of the Company common stock. The Compensation Committee and Board of Directors determined that the compensation package provided to Mr. Eliraz reflects his extensive executive-level experience in public company finance, SEC reporting, treasury management, corporate acquisitions, internal controls and multinational operations, as well as the significant responsibilities associated with supporting the Company’s anticipated growth, acquisition activities, integration of acquired businesses and ongoing public company reporting requirements. The Employment Agreement provides for an initial commencement date of June 1, 2026. Either VisionWave IL or Mr. Eliraz may terminate the employment relationship upon prior written notice as provided in the Employment Agreement. Following the first year of employment, the agreement generally provides for ninety (90) days’ prior written notice of termination by either party.

There are no family relationships between Mr. Eliraz and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Eliraz and any other person pursuant to which he was selected as an officer. There are no transactions involving Mr. Eliraz requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the named executive officers as of September 30, 2025.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Douglas Davis	2,000,000	—	4.85	8/6/2030
Danny Rittman	500,000	—	4.85	8/6/2030

All options reflected above remained subject to vesting commencing only upon stockholder approval of the applicable equity incentive plan. The exercise prices shown reflect grant-date fair value determinations as disclosed in the Company’s Annual Report on Form 10-K.

Director Compensation

The following table sets forth information regarding compensation earned by the Company’s non-employee directors for the fiscal year ended September 30, 2025. Messrs. Davis and Kenig did not receive additional compensation for service as directors and are excluded from the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Eric T. Shuss	6,000	60,000	66,000
Chuck Hansen	9,333	60,000	69,333
Haggai Ravid	9,333	60,000	69,333
Judit Nagypal	—	—	—
Atara Dzikowski	—	—	—

Under the Company’s independent director arrangements, each independent director is generally entitled to an annual cash retainer of $36,000, additional cash retainers for committee chair service, an annual equity grant with a grant-date fair value of $60,000 (consisting of restricted stock vesting after one year of service), and reimbursement of reasonable expenses.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RBSM LLP (PCAOB ID No. 587) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026. RBSM LLP has served as the Company’s auditor since 2023. Although stockholder ratification of the appointment is not required by the Company’s bylaws or applicable law, the Board is submitting the appointment to stockholders as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether to retain RBSM LLP and may, in its discretion, retain RBSM LLP or another firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of RBSM LLP is not expected to be present at the Annual Meeting.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed by RBSM LLP for the fiscal years ended September 30, 2025 and September 30, 2024.

Fee Category	2025 ($)	2024 ($)
Audit Fees	81,000	87,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	81,000	87,500

Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. All services described above were pre-approved by the Audit Committee in accordance with its charter.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2025 with management and with RBSM LLP. The Audit Committee has discussed with RBSM LLP the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and has received the written disclosures and the letter from RBSM LLP required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with RBSM LLP its independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

Submitted by the Audit Committee of the Board of Directors: Haggai Ravid (Chair), Judit Nagypal and Chuck Hansen.

The foregoing Audit Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RBSM LLP (PROPOSAL 4).

PROPOSAL 5 — APPROVAL OF A REVERSE STOCK SPLIT

The Board has approved, and recommends that stockholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of up to one-for-two hundred fifty (1-for-250) (the “Reverse Stock Split”). If this proposal is approved, the Board will have the discretion to determine whether to effect the Reverse Stock Split and, if so, the exact ratio within the approved range, and to implement the Reverse Stock Split by filing the amendment with the Secretary of State of the State of Delaware at any time on or prior to December 31, 2027. The Board may also, in its discretion, determine not to effect the Reverse Stock Split at all, in which case the amendment will not be filed and the authorization will expire on December 31, 2027.

Purpose of the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to increase the per-share market price of the Company’s common stock. The Board believes that a higher per-share price may, among other things, help the Company maintain compliance with the continued listing requirements of The Nasdaq Stock Market (including the minimum bid price requirement), broaden the pool of investors that may consider investing in the Company, and improve the marketability and liquidity of the common stock. The Board believes that providing it with the flexibility to implement the Reverse Stock Split over a range of ratios, and to determine the timing of implementation, will allow it to respond to then-current market conditions.

Certain Effects of the Reverse Stock Split

If the Reverse Stock Split is effected, the number of issued and outstanding shares of common stock will be reduced in accordance with the selected ratio, and a corresponding adjustment will be made to outstanding options, warrants, convertible securities and equity incentive plan share reserves, in each case in accordance with their terms. The Reverse Stock Split will not change the number of authorized shares of common stock or preferred stock, the par value of the common stock, or any stockholder’s proportionate ownership interest in the Company, except for immaterial changes resulting from the treatment of fractional shares. Because the number of authorized shares will not be reduced, the Reverse Stock Split will increase the number of authorized but unissued shares available for future issuance, which could be used for various corporate purposes, including financings and acquisitions, and could have an anti-takeover effect.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead be entitled to receive one whole share in lieu of such fractional share, as determined by the Board in accordance with applicable law.

No Appraisal Rights; Certain U.S. Federal Income Tax Considerations

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the Reverse Stock Split. The Company expects that the Reverse Stock Split generally will constitute a tax-free recapitalization for U.S. federal income tax purposes, although stockholders are urged to consult their own tax advisors regarding the specific tax consequences to them.

Vote Required

Because the Reverse Stock Split will be effected through an amendment to the Company’s Amended and Restated Certificate of Incorporation, approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal. This is a higher threshold than the majority of votes cast standard applicable to most other proposals. Abstentions and broker non-votes will have the same effect as votes “against” this proposal because they are not counted as affirmative votes toward the required majority of outstanding shares.

Effect of Abstentions and Broker Non-Votes For Proposal 5, because approval requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote (and not merely a majority of the shares present or represented at the meeting), abstentions and broker non-votes will have the same effect as votes “against” the proposal. Stockholders should be aware that failing to vote, or directing a broker to withhold authority on this matter, will make it more difficult for the Company to achieve the required approval threshold. Brokers do not have discretionary authority to vote on Proposal 5 in the absence of specific instructions from the beneficial owner.

Quorum Considerations The presence, in person or by proxy, of the holders of thirty-three and one-third percent (33&frac13;%) of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is required to constitute a quorum. However, the presence of a quorum does not satisfy the separate majority-of-outstanding-shares requirement for Proposal 5. Accordingly, even if a quorum is present, the affirmative vote of a majority of all outstanding shares is still required. Abstentions and broker non-votes are counted as present for quorum purposes but do not count toward the affirmative vote needed for approval of Proposal 5.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT (PROPOSAL 5).

PROPOSALS 6 THROUGH 10 — APPROVAL OF SHARE ISSUANCES UNDER NASDAQ LISTING RULE 5635

The Company’s common stock is listed on The Nasdaq Global Market, and the Company is subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635 requires stockholder approval prior to certain issuances of securities, including, among others, (i) issuances in connection with the acquisition of the stock or assets of another company where the securities issued exceed 20% of the outstanding common stock or voting power outstanding before the issuance, and (ii) issuances that would result in a change of control. The following Proposals 6 through 10 seek stockholder approval, for purposes of Nasdaq Listing Rule 5635, of the issuance of shares of common stock in connection with the transactions described below. Each of these proposals is independent of the others, and the approval or disapproval of one proposal will not affect the others.

Interests of Certain Persons. Stockholders should be aware that certain of the counterparties and recipients in the transactions described below may be affiliated with, or have other relationships with, the Company or its directors, officers or significant stockholders. Any such relationships have been or will be reviewed in accordance with the Company’s related party transaction policies. See “Corporate Governance — Certain Relationships and Related Party Transactions.”

PROPOSAL 6 — APPROVAL OF THE ADRIAN HOLDINGS SHARE ISSUANCE (QUANTUMSPEED)

On January 5, 2026, the Company entered into an Asset Purchase Agreement (the “Adrian Asset Purchase Agreement”) with Adrian Holdings S.R.L., a Costa Rican company (“Adrian”). Pursuant to the Adrian Asset Purchase Agreement, the Company agreed to acquire from Adrian all right, title and interest in and to certain intellectual property assets related to the technology known as QuantumSpeed (the “Assigned IP”), as more fully described in the Adrian Asset Purchase Agreement.

In consideration for the Assigned IP, the Company agreed to pay Adrian aggregate consideration consisting of (i) 10,000,000 shares of the Company’s common stock (the “Purchase Shares”), and (ii) a promissory note in the principal amount of $10,000,000 (the “Adrian Note”). At the closing, which occurred on January 5, 2026, the Company issued and delivered to Adrian 3,000,000 Purchase Shares (the “Closing Shares”) and executed and delivered the Adrian Note.

The issuance of the remaining 7,000,000 shares of the Company’s common stock (the “Contingent Shares”) is subject to approval by the Company’s stockholders as required under applicable Nasdaq Listing Rules. The Company has agreed to use its commercially reasonable efforts to obtain such stockholder approval as soon as practicable following the closing, including by including a proposal for such approval at its next annual or special meeting of stockholders, and in no event later than nine (9) months after the closing date.

If stockholder approval is not obtained within nine (9) months after the closing date, then (i) the Company will promptly cause sixty percent (60%) of the equity interests in QuantumSpeed Inc., a wholly-owned subsidiary of the Company to which the acquired intellectual property assets will have been assigned, to be transferred to Adrian (or its designee) free and clear of all encumbrances (other than restrictions under applicable securities laws), (ii) Adrian’s security interest in such equity interests will be automatically released, and (iii) Adrian will retain full ownership of the 3,000,000 shares of common stock previously issued at closing and the Adrian Note, without any obligation to return, cancel or forfeit the same. For the avoidance of doubt, in such event, no alternative consideration will be provided in lieu of the Contingent Shares.

Timeline; Outside Date. The closing under the Adrian Asset Purchase Agreement occurred on January 5, 2026. Accordingly, the nine (9)-month period for obtaining the required stockholder approval is currently expected to expire on or about October 5, 2026 (the “Adrian Outside Date”). The Company is submitting this Proposal 6 at the Annual Meeting in order to obtain the required stockholder approval prior to the Adrian Outside Date. If this Proposal 6 is not approved on or prior to the Adrian Outside Date (including as a result of any adjournment or postponement of the Annual Meeting beyond that date), the fallback arrangements described in the immediately preceding paragraph will apply, the 7,000,000 Contingent Shares will not be issued, and the Company will be required to transfer to Adrian sixty percent (60%) of the equity interests in QuantumSpeed Inc., in which case the Company would retain only a forty percent (40%) interest in QuantumSpeed Inc., the subsidiary holding the QuantumSpeed Assigned IP. Adrian is a Costa Rican company. Based on information available to the Company, Adrian is not a director or officer of the Company and, to the Company’s knowledge, is not an affiliate or related party of the Company, and the consideration payable under the Adrian Asset Purchase Agreement was determined through arm’s-length negotiation between the parties.

BDO Valuation and Fairness Opinion. Before approving and closing the acquisition of the QuantumSpeed intellectual property, the Board of Directors was provided with an independent financial valuation and a separate fairness opinion prepared by BDO Ziv Haft Consulting & Management Ltd. (“BDO”), each dated as of December 31, 2025.

Financial Valuation. BDO valued the acquired QuantumSpeed intellectual property at approximately $99.6 million, which valuation was for the Board’s internal use and is not a prediction of market value, using an income-approach discounted cash flow methodology. Because QuantumSpeed was a pre-commercial, development-stage technology, the analysis was based on projected future cash flows rather than historical operating results or a direct comparison to mature public companies. The valuation incorporated management’s business plan, the technology-development roadmap, expected market opportunities, anticipated operating costs and capital requirements, projected timing of commercialization, and long-term growth assumptions. The model assumed that additional investment of approximately $10 million would be required before revenue generation and that commercial sales would begin approximately 18 to 24 months after the valuation date, subject to successful development, validation, integration and market adoption. BDO applied a risk-adjusted discount rate intended to reflect the time value of money and the substantial risks associated with an early-stage technology, including development, execution, commercialization and competitive risks. BDO also performed sensitivity analyses using different discount-rate and long-term-growth assumptions.

Fairness Opinion. Separately, BDO evaluated the economic fairness of the consideration payable under the acquisition agreement. In doing so, BDO used its intrinsic valuation of the QuantumSpeed IP as the principal reference point and compared it to the implied economic value of the consideration package on a like-for-like basis. BDO considered not only the stated consideration, but also its form, timing and contingencies, including the issuance of 10,000,000 shares of Company common stock, the $10.0 million promissory note bearing interest at 12% per annum, the requirement for shareholder approval of the remaining 7,000,000 shares, potential dilution and market-price effects, the credit risk associated with the unsecured note, and the alternative subsidiary-equity outcome if shareholder approval were not obtained. Based on the procedures performed and subject to the assumptions, limitations and qualifications described in its report, BDO concluded that the consideration payable in the transaction was fair, from a financial point of view, as of the valuation date.

The Board considered these materials, together with the transaction documentation, management’s technical and commercial assessment, and the risks and contingencies inherent in the transaction, before approving the acquisition. The valuation and fairness opinion were prepared for the Board’s internal use in connection with its evaluation of the transaction; they do not constitute a guarantee of future performance, commercialization, realizable value or the future trading price of the Company’s common stock.

Reasons for the Proposal; Consequences of Non-Approval. The Board believes that approving the issuance of the Contingent Shares is in the best interests of the Company and its stockholders because it will enable the Company to retain full ownership of the QuantumSpeed assets and avoid the transfer of a 60% interest in QuantumSpeed Inc. to Adrian. If this proposal is not approved, the Company will be required to transfer such interest as described above. The issuance of the Contingent Shares will be dilutive to existing stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADRIAN HOLDINGS SHARE ISSUANCE (PROPOSAL 6).

PROPOSAL 7 — APPROVAL OF THE DREAM AMERICA SHARE ISSUANCE (xCLIBRE)

On April 10, 2026, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Dream America Marketing Services, Ltda., a Costa Rican company (the “Seller”). Pursuant to the Agreement, the Company agreed to acquire from the Seller all right, title and interest in and to certain intellectual property assets related to the technology known as xClibre (the “Assigned IP”), as more fully described in the Agreement.

In consideration for the Assigned IP, the Company agreed to pay the Seller aggregate consideration consisting of (i) 7,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Purchase Shares”), and (ii) a promissory note in the principal amount of $6,000,000 (the “Note”). At closing, the Company issued and delivered to the Seller 3,500,000 Purchase Shares (the “Closing Shares”) and executed and delivered the Note.

The issuance of the remaining 3,500,000 shares of the Company’s common stock (the “Contingent Shares”) is subject to (i) satisfactory proof-of-concept results and (ii) Nasdaq stockholder approval under Nasdaq Listing Rule 5635. The Company has agreed to use its commercially reasonable efforts to obtain such proof-of-concept approval as soon as practicable following the closing, and in no event later than nine (9) months after the closing date, and to use reasonable best efforts to obtain Nasdaq stockholder approval. If proof-of-concept approval is not obtained within nine (9) months after the closing date, then (i) the Company will promptly cause sixty percent (60%) of the equity interests in xClibre Inc., a wholly-owned subsidiary of the Company to which the acquired intellectual property assets will have been assigned, to be transferred to the Seller (or its designee) free and clear of all encumbrances (other than restrictions under applicable securities laws), (ii) the Seller’s security interest in such equity interests will be automatically released, and (iii) the Seller will retain full ownership of the 3,500,000 shares of common stock previously issued at closing and the Note, without any obligation to return, cancel or forfeit the same. For the avoidance of doubt, in such event, no alternative consideration will be provided in lieu of the Contingent Shares.

Valuation, Fairness Opinion and Proof-of-Concept Determination. In connection with the acquisition of the xClibre intellectual property from the Seller, the Board of Directors considered, among other matters, an independent financial valuation and fairness opinion prepared by BDO Ziv Haft Consulting & Management Ltd. (“BDO”), as well as the results of the contractual proof-of-concept evaluation of the xClibre platform.

BDO Financial Valuation and Fairness Opinion. BDO was engaged to perform a financial valuation of the xClibre intellectual property and to render an opinion as to the fairness, from a financial point of view, of the consideration payable by the Company in the transaction. BDO’s fairness opinion was dated as of March 31, 2026, and was prepared in connection with the Company’s acquisition of the xClibre intellectual property pursuant to the Asset Purchase Agreement dated April 10, 2026.

BDO concluded that the estimated value of the acquired intellectual property was approximately $60.1 million, which valuation was for the Board’s internal use and is not a prediction of market value, as of March 31, 2026. BDO further concluded that the aggregate consideration payable by the Company—consisting of 7,000,000 shares of the Company’s common stock, of which 3,500,000 shares were issued at closing and 3,500,000 shares are contingent upon satisfaction of the proof-of-concept condition and stockholder approval, together with the $6.0 million promissory note was fair, from a financial point of view, to the Company and its stockholders as of the valuation date. In preparing its valuation, BDO used an income approach, specifically a discounted cash flow methodology. This approach estimates the present value of anticipated future cash flows attributable to the intellectual property, discounted using a rate intended to reflect the time value of money and the risks associated with realizing those projected cash flows. BDO selected this methodology after considering the nature of the asset, its expected future commercialization and the limited availability of directly comparable market transactions for similar early-stage security and artificial-intelligence intellectual property.

BDO’s analysis was based on, among other things: (i) materials provided by the Company, including the xClibre business plan, product description, intellectual-property information, development roadmap, team information and projected commercialization plans; (ii) technical due diligence and technology analysis prepared by the Company’s Chief Technology Officer; (iii) discussions with the founder of the xClibre IP and representatives of the Company; (iv) financial projections relating to the anticipated IP activity, which BDO reviewed and adjusted as part of its valuation work; and (v) the principal economic terms of the transaction, including the equity consideration, the contingent nature of the Contingent Shares, the promissory note, potential dilution, stockholder-approval requirements, credit risk associated with the note and the alternative outcomes contemplated by the Asset Purchase Agreement. The principal assumptions and risk factors reflected in BDO’s analysis included the anticipated timing of product development, integration and commercialization; expected market adoption; projected revenue opportunities from enterprise licenses, edge-platform deployments, mission-specific software packages and professional services; the Company’s ability to execute its development and go-to-market plans; and risks associated with an early-stage technology platform, including technology scalability, customer adoption, competition, reliance on a relatively small core team and the timing and realization of projected cash flows.

To reflect these risks, BDO applied a weighted average cost of capital of approximately 28.9% in its discounted cash flow analysis. The discount rate incorporated, among other inputs, a risk-free rate, market risk premium, beta derived from comparable companies, a small-cap premium and a company-specific risk premium. BDO specifically recognized that xClibre was then at a prototype/alpha-stage of development, that commercialization was expected to occur over an approximately 18- to 24-month period, and that the realization of projected results depended on successful development, validation, integration, commercialization and market acceptance. BDO’s valuation and fairness opinion were one of several factors considered by the Board. The opinion did not constitute a recommendation that stockholders vote in favor of the proposal, did not address the Company’s trading price or the price at which the Company’s securities may trade in the future, and was subject to the assumptions, qualifications and limitations contained in BDO’s report.

Successful Completion of the Proof of Concept. Following the closing of the transaction, the Company conducted the contractual proof-of-concept (“POC”) evaluation of the xClibre AI video-intelligence platform at the C.M. Facility, under the oversight of C.M. management. The evaluation was conducted in an active operational environment, rather than a purpose-built test range, across nine coverage zones using fixed optical, thermal and PTZ camera systems. The evaluation included a 14-day baseline period followed by a formal 42-day evaluation period, during which the Company recorded 30,240 camera-hours and evaluated 1,116 ground-truth events. The POC success criteria were established before formal testing began and included detection accuracy, false-alert performance, Argus-to-xClibre integration, end-to-end latency, edge/offline operation, cybersecurity posture and API/SDK integration stability. The Board report concluded that the POC was successfully completed and that xClibre met or exceeded all primary and secondary performance thresholds established for the evaluation.

The POC also demonstrated successful delivery of confirmed visual contacts into the command-and-control pipeline, with all confirmed visual contacts delivered and required metadata fields populated. Although the Board report identified certain operational observations—including reduced performance in minimally lit optical-only environments and areas for continued tuning of certain false-alert sources—the report concluded that these observations did not prevent satisfaction of the pre-established POC acceptance criteria.

Based on the completed POC evaluation, the Board determined that the proof-of-concept condition set forth in the Asset Purchase Agreement had been satisfied. Accordingly, the remaining condition to issuance of the 3,500,000 Contingent Shares is approval by the Company’s stockholders as required under Nasdaq Listing Rule 5635. If stockholder approval is obtained, the Company will issue the Contingent Shares to the Seller in accordance with the Asset Purchase Agreement.

Reasons for the Proposal; Consequences of Non-Approval. The Board believes that approving the issuance of the Contingent Shares is in the best interests of the Company and its stockholders. If this proposal is not approved (or proof-of-concept approval is not obtained), the Company may be required to transfer a 60% interest in xClibre Inc. as described above. The issuance of the Contingent Shares will be dilutive to existing stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DREAM AMERICA SHARE ISSUANCE (PROPOSAL 7).

PROPOSAL 8 — APPROVAL OF THE SAVERONE SHARE ISSUANCE

On January 26, 2026, the Company entered into a definitive Exchange Agreement (the “Exchange Agreement”) with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market (“SaverOne”). The Exchange Agreement provides for a three-stage equity exchange and strategic collaboration pursuant to which the Company may acquire up to approximately 51% of SaverOne’s issued and outstanding ordinary shares on a fully diluted basis, subject to milestone achievement and applicable regulatory approvals. In exchange, the Exchange Agreement provides SaverOne with the ability to acquire Company common stock with an aggregate economic value of up to $7.0 million, subject to staged issuance, price-based adjustments, and compliance with Nasdaq Listing Rules. The number of shares of Company common stock issued in each stage is determined based on a five-day volume weighted average price (“VWAP”) immediately preceding the applicable closing. The transaction establishes SaverOne as the core operating platform for the Company’s radio-frequency (“RF”) defense and security technologies, supported by a non-exclusive, worldwide license to certain Company RF intellectual property for defense and security applications.

A summary of the three-stage equity exchange follows:

●	Stage 1. SaverOne issues the Company ordinary shares representing 19.99% of SaverOne’s outstanding share capital (fully diluted), in exchange for Company common stock valued at approximately $2.74 million. On March 5, 2026, the Company completed the initial closing (the “Stage 1 Closing”). At the Stage 1 Closing, the Company issued 365,610 shares of common stock (the “Stage 1 Shares”) to SaverOne, having an aggregate value of approximately $2.7 million, calculated based on the VWAV Average Price (as defined in the Exchange Agreement) of $7.5031 per share. In exchange, SaverOne issued to the Company 148,584 restricted ADSs (representing 6,418,828,800 restricted ordinary shares), representing 19.99% of SaverOne’s issued and outstanding share capital as of the effective date of the Exchange Agreement (on a fully diluted basis). In addition, the Company will issue the corresponding shares issuable to management at the Stage 1 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million pool (39.1877%).

●	Stage 2. Upon achievement of the first operational integration milestone, SaverOne issues the Company ordinary shares representing 19.99% of SaverOne’s outstanding share capital (fully diluted), in exchange for Company common stock valued at approximately $2.74 million (the “Stage 2 Closing”). In addition, the Company will issue the corresponding shares issuable to management at the Stage 2 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million pool (39.1877%).

●	Stage 3. Upon achievement of a commercial or defense pilot milestone, SaverOne issues the Company ordinary shares representing 11.02% of SaverOne’s outstanding share capital (fully diluted), resulting in the Company owning approximately 51% of SaverOne, in exchange for Company common stock valued at approximately $1.51 million (the “Stage 3 Closing”). In addition, the Company will issue the corresponding shares issuable to management at the Stage 3 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million pool (21.62%).

Value Protection Mechanism. Under the Exchange Agreement, the aggregate economic value of the Company common stock issuable to SaverOne across the three stages is capped at approximately $7.0 million. Because the number of shares of Company common stock to be issued at each stage is determined by reference to a five-trading-day VWAP (or the VWAV Average Price, as applicable) immediately preceding the relevant closing, the number of shares issued varies inversely with the price of the Company’s common stock: a lower applicable price results in a greater number of shares being issued in order to deliver the agreed value, and a higher applicable price results in fewer shares. This price-based adjustment, which is designed to protect the agreed economic value to be delivered to SaverOne, is referred to in this proxy statement as the “value protection mechanism.” As a result, the actual number of shares of Company common stock that may be issued under the Exchange Agreement is not fixed and could be substantially greater than current estimates if the price of the Company’s common stock declines prior to a stage closing, subject to the aggregate economic value ceiling described below.

Management Share Pool. Separate from the consideration issuable to SaverOne, the Exchange Agreement provides, pursuant to Schedule 1.7 thereof, for the issuance of additional shares of Company common stock to management in an aggregate amount of up to $3 million in value (the “Management Share Pool”). The Management Share Pool is allocated across the three stages as follows: 39.1877% at the Stage 1 Closing, 39.1877% at the Stage 2 Closing, and 21.62% at the Stage 3 Closing (together totaling 100%). The shares issuable from the Management Share Pool are in addition to the shares issued to SaverOne and will be issued at the corresponding stage closings. Stockholders should note that the Management Share Pool will result in additional dilution beyond the shares issued to SaverOne.

Aggregate Issuance and Dilution Ceiling. The stockholder approval sought by this Proposal 8 covers all shares of Company common stock issuable under the Exchange Agreement, including (i) shares issuable to SaverOne in each of Stage 1, Stage 2 and Stage 3 (subject to the value protection mechanism and the aggregate economic value ceiling of approximately $7.0 million), and (ii) shares issuable from the $3 million Management Share Pool. The aggregate economic value of the shares issuable under clauses (i) and (ii) is therefore subject to an overall ceiling of approximately $10.0 million. However, because the number of shares is determined by reference to the applicable VWAP at each closing, the total number of shares of Company common stock issuable, and the resulting dilution to existing stockholders, cannot be determined at this time and could be significant. By way of illustration only, at an assumed price of $7.50 per share, approximately $10.0 million of aggregate value would correspond to approximately 1,333,000 shares; at an assumed price of $3.75 per share, the same aggregate value would correspond to approximately 2,667,000 shares. The Company is seeking approval of the issuance of all such shares so that the staged issuances and the Management Share Pool may be completed without regard to the Nasdaq exchange cap.

Reasons for the Proposal. Because the aggregate number of shares of common stock issuable under the Exchange Agreement (including pursuant to the value protection mechanism and the management share pool described therein) may exceed 20% of the Company’s outstanding common stock and/or may otherwise implicate Nasdaq Listing Rule 5635, the Company is seeking stockholder approval of the issuance of all such shares. Approval of this proposal will permit the Company to complete the staged issuances contemplated by the Exchange Agreement without being limited by the Nasdaq exchange cap. The issuances will be dilutive to existing stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SAVERONE SHARE ISSUANCE (PROPOSAL 8).

PROPOSAL 9 — APPROVAL OF THE BLADERANGER / SOLAR DRONE SHARE ISSUANCE

Overview. The Board is asking stockholders to approve, for purposes of Nasdaq Listing Rule 5635, the issuance of all shares of the Company’s common stock issued or issuable to BladeRanger Ltd. and its designees under the Solar Drone Agreement in connection with the Company’s acquisition of Solar Drone Ltd., consisting of the 1,500,000 Company Shares, the 300,000 Initial PFWs, and any Additional PFWs that may become issuable as described below, together in each case with the shares of common stock issuable upon exercise of the Pre-Funded Warrants.

The Solar Drone Agreement. On December 3, 2025, the Company entered into a Share Purchase Agreement (the “Solar Drone Agreement”) with BladeRanger Ltd., a company organized under the laws of Israel and listed on the Tel Aviv Stock Exchange under the ticker “BLRN” (“BladeRanger”), and, solely for purposes of acknowledgment and certain covenants therein, Solar Drone Ltd., an Israeli corporation engaged in the development of solar-powered drone technology (“Solar Drone”). On December 15, 2025, the Company entered into Amendment No. 1 to the Solar Drone Agreement.

Consideration. Pursuant to the Solar Drone Agreement, as amended, in consideration for all of the issued and outstanding shares of Solar Drone, the Company agreed to issue and deliver to BladeRanger (or its designee(s)): (i) 1,500,000 shares of the Company’s common stock (the “Company Shares”), valued at $11,700,000; and (ii) 300,000 Pre-Funded Common Stock Purchase Warrants (the “Initial PFWs”), valued at $2,340,000.

Contingent Pre-Funded Warrants. The Company further agreed that, if the average daily volume-weighted average price (“VWAP”) of the Company’s common stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Company Shares is less than $12.00 per share, then the Company will issue to BladeRanger such number of additional Pre-Funded Common Stock Purchase Warrants (the “Additional PFWs,” and together with the Initial PFWs, the “Pre-Funded Warrants”) equal to the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000 (which represents the sum of the 1,500,000 Company Shares and the 300,000 Initial PFWs), to be issued within two Business Days following the effectiveness of such registration statement. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Warrant Shares.” Because the number of Additional PFWs increases as the applicable VWAP decreases, the aggregate number of shares issued and issuable under the Solar Drone Agreement is not fixed and could be substantial. For financial reporting purposes, the Company determined that the fair value of the contingent Additional PFWs was $0 as of the acquisition date and as of March 31, 2026.

Shares for Which Approval Is Sought; Illustrative Calculation. The approval sought by this Proposal 9 covers all shares of the Company’s common stock issued or issuable under the Solar Drone Agreement, consisting of (i) the 1,500,000 Company Shares, (ii) the 300,000 Warrant Shares issuable upon exercise of the Initial PFWs, and (iii) the Warrant Shares issuable upon exercise of any Additional PFWs. The number of shares is not capped at a fixed amount. Because the aggregate consideration is fixed at $21,600,000 in value, the aggregate number of shares issued and issuable (Company Shares plus all Warrant Shares) approximates $21,600,000 divided by the applicable VWAP, and the number of Additional PFWs equals that amount minus 1,800,000. By way of illustration only: at a VWAP of $9.00, approximately 2,400,000 aggregate shares (600,000 Additional PFWs); at a VWAP of $6.00, approximately 3,600,000 aggregate shares (1,800,000 Additional PFWs); and at a VWAP of $4.00, approximately 5,400,000 aggregate shares (3,600,000 Additional PFWs). The lower the applicable VWAP, the greater the number of Additional PFWs and Warrant Shares that may be issued; accordingly, the total number of shares issuable, and the resulting dilution to existing stockholders, cannot be determined at this time and could be significant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BLADERANGER / SOLAR DRONE SHARE ISSUANCE (PROPOSAL 9).

PROPOSAL 10 — APPROVAL OF THE FORESIGHT SHARE ISSUANCE

Overview of the Proposal. The Board of Directors of VisionWave Holdings, Inc. (“VisionWave,” the “Company,” “we,” “us” or “our”) is asking stockholders to approve the issuance of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to Foresight Autonomous Holdings Ltd. (“Foresight”) in connection with the Securities Exchange Agreement, dated June 3, 2026 (the “Foresight Agreement”), by and between VisionWave and Foresight. Foresight is an Israeli technology company whose ordinary shares trade on the Tel Aviv Stock Exchange and whose American Depositary Shares trade on Nasdaq under the symbol “FRSX.” Foresight develops and commercializes advanced stereovision-based three-dimensional perception systems, thermal and visible-light sensing technologies, and cellular vehicle-to-everything collision-prevention solutions. Its principal operating subsidiaries include Foresight Automotive, Eye-Net Mobile and Foresight Changzhou. Its technology is directed toward automotive advanced driver-assistance systems, autonomous mobility, heavy equipment, industrial applications, defense, security, drones and unmanned systems.

The transaction is intended to establish Foresight as a principal operating platform for VisionWave’s multi-modal perception strategy, combining VisionWave’s RF-based sensing and AI technologies with Foresight’s optical, thermal and stereovision perception technologies. The parties expect to pursue the integration of these technologies into a unified perception platform for commercial, defense, military, homeland-security and unmanned-system applications. Under the Foresight Agreement, VisionWave will acquire up to 52% of Foresight’s issued and outstanding ordinary shares through a two-stage exchange structure. In exchange, VisionWave will issue Common Stock with an aggregate stated value of $17.5 million, subject to a value-protection mechanism that may require the issuance of additional Common Stock or, if mutually agreed and permitted by applicable law and Nasdaq rules, pre-funded warrants.

The Board believes that stockholder approval is appropriate and may be required under applicable Nasdaq listing rules because the transaction involves a potentially significant issuance of Common Stock, including the potential issuance of additional make-whole shares under the value-protection mechanism.

Description of the Foresight Transaction. Two-Stage Acquisition Structure. The Foresight Agreement provides for two sequential closings.

At the Stage 1 Closing, Foresight will issue to VisionWave newly issued ordinary shares representing 46% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing date. In exchange, VisionWave will issue to Foresight shares of Common Stock having an aggregate value of approximately $15,480,769, representing 88.4615% of the total $17.5 million stated consideration.

At the Stage 2 Closing, which will occur only if the applicable milestone is achieved and certified, Foresight will issue to VisionWave additional ordinary shares representing 6% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing date. In exchange, VisionWave will issue to Foresight additional shares of Common Stock having an aggregate value of approximately $2,019,231, representing 11.5385% of the total stated consideration.

If both stages close, VisionWave will beneficially own 52% of Foresight’s issued and outstanding ordinary shares, measured as of the Stage 1 Closing date.

Pricing of VisionWave Consideration Shares. The number of shares of Common Stock issued at each closing will not be fixed until shortly before the applicable closing. The number of shares will be determined by dividing the applicable dollar amount of the consideration by the volume-weighted average price of VisionWave Common Stock on Nasdaq for the five consecutive trading days immediately preceding the applicable closing date (the “VWAV Average Price”).

Accordingly, if the market price of VisionWave Common Stock decreases before a closing, VisionWave will issue more shares to satisfy the applicable dollar value of the consideration. Conversely, if the market price increases, VisionWave will issue fewer shares. The exact number of consideration shares will be confirmed by the parties no later than five business days before the applicable closing.

Stage 2 Milestone. The Stage 2 Closing is conditional upon the achievement of a defined commercial milestone. The milestone is the commencement of a pilot project in the commercial, defense and/or security sector with a commercial client, including a governmental, military, homeland-security or comparable defense-related end customer, utilizing the integrated perception platform. The milestone must be evidenced by a binding agreement with the applicable customer and the commencement of project activities. Achievement of the milestone must be certified in writing by the boards of directors of both VisionWave and Foresight, or by a joint committee established by the parties, within ten business days after completion. If the milestone is not achieved, the Stage 2 Closing will not occur and VisionWave will not acquire the additional 6% interest or issue the related approximately $2.0 million of Common Stock.

Value Protection Mechanism. The Foresight Agreement includes a value-protection mechanism designed to preserve 65% of the stated economic value of the Common Stock issued to Foresight in each stage. For the two-year period following each closing, if Foresight sells all of the VisionWave shares issued in the applicable stage, together with any make-whole shares previously issued in respect of that stage, and realizes aggregate gross proceeds below the applicable protected amount, VisionWave will be required to issue additional shares of Common Stock to Foresight. If mutually agreed by the parties and permitted by applicable law and Nasdaq rules, VisionWave may instead issue pre-funded warrants.

The protected amounts are:

Stage	Stated Consideration	Protected Amount	Percentage Protected
Stage 1	$15,480,769	$10,062,500	65%
Stage 2, if completed	$2,019,231	$1,312,500	65%

The make-whole obligation is iterative. If Foresight sells the original consideration shares and any previously issued make-whole shares but still receives aggregate gross proceeds below the applicable protected amount, VisionWave may be required to issue further make-whole shares. This process may continue until Foresight receives aggregate gross proceeds equal to the applicable protected amount or the two-year protection period expires. The number of make-whole shares will generally be determined using the average closing price of VisionWave Common Stock on Nasdaq during the 20 consecutive trading days immediately preceding the applicable make-whole notice. VisionWave has agreed to use best efforts to maintain sufficient authorized shares, obtain necessary stockholder and Nasdaq approvals and file supplemental listing applications as required. Failure to issue required make-whole shares on a timely basis may result in liquidated damages equal to 1.5% of the applicable shortfall amount for each 30-day period, in addition to other remedies available under the Foresight Agreement. The value-protection mechanism could result in substantial additional dilution to existing VisionWave stockholders if the market price of VisionWave Common Stock declines during the applicable protection periods. Because the amount of any additional issuance depends on future trading prices and Foresight’s sales of the consideration shares, the total number of shares that may be issued under the mechanism cannot presently be determined.

Governance and Board Representation. Upon the Stage 1 Closing, VisionWave will have the right to designate two directors to Foresight’s board of directors. If the Stage 2 Closing occurs, VisionWave will have the right to designate one additional director, for a total of three director designees. Although VisionWave would hold a controlling equity interest following completion of both stages, Foresight will remain a separate publicly traded Israeli company. Foresight will continue to be subject to applicable Israeli corporate law, Israeli securities law, Nasdaq and TASE requirements, minority shareholder protections and public-company governance obligations. These matters may limit VisionWave’s ability to direct certain actions of Foresight notwithstanding its controlling ownership interest.

Management Equity Grants and Additional Covenants. In addition to the $17.5 million of stated consideration payable to Foresight, the Foresight Agreement contemplates up to $3.0 million in equity incentive grants to members of Foresight management under VisionWave’s equity incentive plan. These awards will be subject to applicable award agreements and conditions, including vesting conditions, milestone achievement, performance criteria, transfer restrictions and clawback provisions.

The Foresight Agreement also includes, among other matters:

●	a 24-month management preservation covenant for Foresight’s executive management team;

●	a requirement that Foresight allocate not less than 50% of proceeds from sales of VisionWave consideration shares toward the Perception Platform;

●	registration rights requiring VisionWave to file a resale registration statement on Form S-1 or Form S-3, as applicable, within 45 days after each closing;

●	a 36-month leak-out arrangement limiting Foresight’s daily sales of VisionWave Common Stock to 5% of actual daily trading volume;

●	audit rights allowing VisionWave to review Foresight’s trading records for purposes of confirming compliance with the value-protection and leak-out provisions; and

●	customary representations, warranties, covenants, indemnification provisions and termination rights.

Conditions to Closing. The closing of each stage is subject to customary and transaction-specific conditions, including:

●	the accuracy of the parties’ representations and warranties in all material respects;

●	performance by each party of its material covenants and obligations;

●	the absence of any governmental order, injunction or legal restraint prohibiting the transaction;

●	receipt of required regulatory approvals, third-party consents and stock-exchange approvals;

●	receipt of approval from VisionWave stockholders;

●	receipt of approval from Foresight stockholders, including as required under Israeli law;

●	Nasdaq confirmation or approval as applicable for both parties;

●	receipt by VisionWave of an independent fairness opinion confirming that the transaction, or the applicable stage, is fair to VisionWave stockholders from a financial point of view;

●	the absence of a material adverse effect with respect to either party; and

●	solely with respect to the Stage 2 Closing, achievement and certification of the milestone described above.

There can be no assurance that all closing conditions will be satisfied or waived, that either closing will occur, or that the Stage 2 milestone will be achieved.

Valuation and Fairness Opinion of BDO. Engagement of BDO. Before approving the Foresight transaction, the Board engaged BDO Ziv Haft Consulting & Management Ltd. (“BDO”) to provide an independent financial valuation of Foresight and a fairness opinion regarding the consideration payable by VisionWave. BDO prepared its valuation and fairness opinion in May 2026, using May 31, 2026 as the valuation date. BDO’s work was prepared for VisionWave’s internal use in connection with the Board’s consideration of the transaction. BDO’s opinion addresses whether the consideration payable by VisionWave is fair, from a financial point of view, to VisionWave as of the valuation date. It does not address whether the transaction is advisable from a legal, tax, regulatory, accounting, technological, operational, commercial or strategic perspective. It also does not constitute a recommendation to VisionWave stockholders as to how they should vote.

BDO’s Valuation Methodology. BDO valued Foresight principally using the income approach, specifically a discounted cash flow, or DCF, methodology. The DCF methodology estimates enterprise value by calculating the present value of expected future debt-free cash flows and terminal value. BDO selected the DCF approach because it considered Foresight’s value to be driven principally by expected future commercialization, technology deployment, project execution, customer adoption, market penetration and future operating performance, rather than historical revenue or current profitability alone. In performing its analysis, BDO considered Foresight’s management projections, business plans, expected revenue and operating costs, expected profitability, working-capital requirements, capital expenditure needs, market opportunity, expected market share, industry conditions, competitive dynamics, technology and intellectual-property position, public filings, transaction documents and discussions with management. BDO also considered the economic terms of the Foresight Agreement, including the staged consideration structure, the milestone-based Stage 2 payment, the five-day VWAP pricing mechanism, the value-protection mechanism, the anticipated controlling interest and the potential risks associated with the transaction.

Principal BDO Valuation Assumptions. BDO’s DCF analysis included the following principal assumptions:

Assumption	BDO Base-Case Assumption
Valuation approach	Income approach — discounted cash flow
Weighted average cost of capital	14.0%
Long-term terminal growth rate	3.0%
Net working-capital requirement	7.0% of revenue
Normalized Israeli corporate tax rate	23.0%
Enterprise value	Approximately $30.7 million
Implied equity value	Approximately $34.2 million
Valuation date	May 31, 2026

BDO’s 14.0% weighted average cost of capital reflected its assessment of the cost of equity, company-specific risk premium, small-cap premium, cost of debt and market-based benchmarks. The model used, among other inputs, a 4.2% risk-free rate, a 6.3% market-risk premium, a 2.6% small-cap premium, a 1.0% company-specific premium, a 4.3% cost of debt, and a capital structure consisting of approximately 82.9% equity and 17.1% debt. BDO also performed sensitivity analyses using a range of WACC assumptions from 12.0% to 16.0% and terminal growth-rate assumptions from 2.0% to 4.0%. These analyses were designed to test the sensitivity of the valuation conclusion to changes in key assumptions and should not be viewed as forecasts or guarantees of Foresight’s future performance.

BDO Fairness Conclusion. BDO concluded that, based on the procedures performed and subject to the assumptions, qualifications and limitations contained in its opinion, the consideration to be paid by VisionWave in the Foresight transaction was fair, from a financial point of view, to VisionWave as of the valuation date.

In reaching this conclusion, BDO compared the implied transaction consideration with its intrinsic DCF valuation of Foresight and considered the staged nature of the transaction, the conditional Stage 2 consideration, the value-protection mechanism, the acquisition of a controlling interest, and the risks associated with Foresight’s commercialization plans and future operating performance.

Limitations of the BDO Opinion. BDO’s opinion is subject to customary limitations. Among other things:

●	BDO relied on information provided by VisionWave, Foresight and their management teams, as well as public filings and other available information;

●	BDO did not independently audit, verify or independently appraise the assets and liabilities of Foresight;

●	BDO did not independently verify the accuracy, completeness or reliability of management projections or other information supplied to it;

●	BDO’s opinion speaks only as of the valuation date;

●	BDO’s opinion does not predict the future market price of VisionWave Common Stock or Foresight securities;

●	BDO’s opinion does not address the relative merits of the transaction compared with other alternatives available to VisionWave;

●	BDO’s opinion does not constitute a recommendation to the Board or VisionWave stockholders regarding whether to approve the transaction or how to vote; and

●	actual results may differ materially from the projections, assumptions and estimates considered by BDO.

Material Risks and Considerations. Stockholders should consider the following material risks and considerations in evaluating this proposal:

●	Potentially significant dilution. VisionWave will issue Common Stock with a stated value of $17.5 million, plus up to $3.0 million in management equity grants, and may be required to issue an indeterminate number of additional make-whole shares or pre-funded warrants.

●	Share-price risk. Because the consideration share count is determined using a five-day VWAP before each closing, a lower market price of VisionWave Common Stock will result in a greater number of shares being issued.

●	Full-ratchet value protection. The two-year value-protection mechanism may require repeated issuances of additional shares if Foresight’s proceeds from sales of consideration shares do not reach the applicable protected amounts.

●	Milestone risk. VisionWave will not acquire the final 6% interest unless the required binding pilot project is commenced and certified.

●	Commercialization risk. Foresight’s valuation is based substantially on expected future commercialization, revenue growth, customer adoption, pilot projects, production programs and operating performance. If those expectations are not achieved, the transaction may not generate the anticipated value.

●	Integration risk. The expected benefits depend on successfully integrating VisionWave’s RF and AI technologies with Foresight’s optical, thermal and stereovision technologies into the Perception Platform.

●	Governance and minority shareholder risk. Foresight will remain a separate Israeli public company, subject to Israeli law, minority shareholder rights and public-company governance requirements.

●	Approval and closing risk. The transaction remains subject to stockholder approvals, Nasdaq and other regulatory approvals, Foresight shareholder approval, fairness opinion requirements and other closing conditions.

Board Recommendation. The Board has determined that the issuance of Common Stock to Foresight pursuant to the Foresight Agreement, including the issuance of any make-whole shares or pre-funded warrants that may become issuable under the value-protection mechanism, is advisable and in the best interests of VisionWave and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF VISIONWAVE COMMON STOCK IN CONNECTION WITH THE FORESIGHT TRANSACTION. (PROPOSAL 10)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding common stock, (ii) each director and director nominee, (iii) each named executive officer, and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, the Company believes that each beneficial owner has sole voting and dispositive power over the shares shown. The percentages set forth below are based on shares of common stock outstanding as of the June 29, 2026 and will be updated in the definitive proxy statement; the share numbers below are presented as most recently reported by the Company and remain subject to update. Unless otherwise indicated, the address of each beneficial owner is c/o VisionWave Holdings, Inc., 300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801.

The beneficial ownership of VisionWave’s Common Stock is based on 27,332,069 shares of Common Stock issued and outstanding. References to “common stock” in the table below and its related footnotes are to the VisionWave’s Common Stock.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class
Douglas Davis (1)(6) ^	3,401,602	12.45%
Eric T. Shuss (1)^	11,801	*
Chuck Hansen (1)^	5,245	*
Haggai Ravid (1)^	5,245	*
Judit Nagypal (1)^	3,448	*
Atara Dzikowski (1)^	7,193	*
Daniel Ollech (1)^	4,320	*
Shayna Quinn (1)^	—	*
Erik Klinger (1) ^	—	*
Danny Rittman (1) ^	—	*
VWAV BOCA JV, LLC 1061 ½ N. Spaulding West Hollywood, CA 90046 (3)	2,917,602	10.67%

Stanley Hills LLC 164 N. Stanley Beverly Hills, CA 90211 (5)	3,304,761	12.09%
Adrian Holdings S.R.L. San Jose, Escazu San Rafael Centro Commercial Distrito Cuatro Oficina 317 Guachipelin Costa Rica (7)	3,000,000	10.98%
Blade Ranger Ltd. 1 Hayasmin Street Ramat Efal Ramat Gan Israel (8)	1,800,000	6.59%
Dream America Marketing Services, Ltda. Davivienda Bldg, 1st fl. Meridiano Business Center Escazu, SJ 10203 Costa Rica (9)	3,500,000	12.81%

*Less than 1% - Executive officer and/or director of VisionWave Holdings Inc.

(1)	The business address of each of the individuals is c/o VisionWave Holdings, Inc., 300 Delaware Ave., Suite 210 # 301, Wilmington, DE 19801.

(2)	Intentionally left blank.

(3)	Douglas Davis exercises sole voting and dispositive power with respect to the shares held by VWAV BOCA, JV, LLC.

(4)	Intentionally left blank.

(5)	Anat Attia exercises sole voting and dispositive power with respect to the shares held by Stanley Hills, LLC.

(6)	Shares are held by Instant Fame LLC. Includes 2,917,602 shares of Common Stock held by VWAV BOCA JV, LLC.

(7)	Mauricio Lara exercises sole voting and dispositive power with respect to the shares held by Adrian Holdings S.R. L.

(8)	Consisting of (i) 1,500,000 shares of Common Stock; and (ii) pre-funded warrants to purchase up to 300,000 shares of Common Stock exercisable within 60 days of April 15, 2026, which are subject to a beneficial ownership limitation of 9.99% of VisionWave’s issued and outstanding shares of Common Stock. A special committee comprised of the Chairman of the Board of Directors of Blade Ranger, the controlling shareholder of Blade Ranger and the Chief Executive Officer of Blade Ranger, has power to vote and/or dispose of the shares held by Blade Ranger. The registered address of Blade Ranger is 1 Hayasmin Street Ramat Efal, Ramat Gan, Israel.

(9)	Cynthia Elena Mora exercises sole voting and dispositive power with respect to the shares held by Dream America Marketing Services, Ltda.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5). Such reporting persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the Company, and on written representations from its directors and executive officers, the Company believes that, with respect to the fiscal year ended September 30, 2025, the following Section 16(a) reporting persons did not file the required reports on a timely basis: Douglas Davis, Executive Chairman and Chief Executive Officer, did not timely file his Form 3 initial statement of beneficial ownership and filed one Form 4 reporting one transaction after its due date; Eric T. Shuss, director, did not timely file his Form 3 initial statement of beneficial ownership and filed one Form 4 reporting one transaction after its due date; and Haggai Ravid, director, did not timely file his Form 3 initial statement of beneficial ownership and did not timely report one equity award on Form 4. In addition, Chuck Hansen, director, has not filed a Form 3 initial statement of beneficial ownership and has not reported on Form 4 the 5,245 share equity award granted to him in September 2025; as of the date of this proxy statement, those reports had not been filed. The Company also notes that Atara Dzikowski, director and Vice President of Mergers and Acquisitions, did not timely file her Form 3 initial statement of beneficial ownership with respect to her appointment.

The Company has taken, and is continuing to take, steps to assist its reporting persons with their Section 16(a) obligations and to implement procedures designed to facilitate timely compliance.

OTHER MATTERS

Stockholder Proposals for the 2027 Annual Meeting

Stockholders who intend to present a proposal for inclusion in the Company’s proxy materials for the 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal so that it is received by the Corporate Secretary at the Company’s principal executive offices no later than March 25, 2027 (120 calendar days before the anniversary of the date this proxy statement is released to stockholders), and the proposal must otherwise comply with Rule 14a-8. Stockholders who intend to present a proposal or nominate a director at the 2027 annual meeting outside of Rule 14a-8 must comply with the advance notice and other requirements set forth in the Company’s bylaws. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of materials addressed to those stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. Stockholders may also request delivery of a single copy in the future by contacting the Corporate Secretary.

Where You Can Find More Information

Our 2025 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Proxy Statement can access our 2025 Annual Report, including our Annual Report on Form 10-K for 2025, in accordance with the Notice, proxy card, or voter instruction form you receive..

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov. Stockholders may also obtain copies of these documents, without charge, by directing a request to the Corporate Secretary at the Company’s principal executive offices.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/Douglas Davis

Chief Executive Officer and Executive Chairman of the Board

July 23, 2026

ANNEX A

VISIONWAVE HOLDINGS, INC.

2026 OMNIBUS EQUITY INCENTIVE PLAN

VISIONWAVE HOLDINGS, INC.
2026 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this VisionWave Holdings, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”) is to benefit VisionWave Holdings, Inc., a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1 “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2 “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3 “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Base Value” shall have the meaning given to such term in Section 14.2.

2.6 “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

2.7 “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c) The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d) The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

(e) Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

2.8 “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.9 “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10 “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11 “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.12 “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13 “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14 “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15 “Effective Date” shall mean June [ ], 2026.

2.16 “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17 “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market LLC (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ American or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.19 “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20 “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21 “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22 “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23 “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.24 “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.25 “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.26 “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.27 “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.28 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.29 “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are issued to the Holder.

2.30 “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.31 “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

2.32 “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.33 “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.34 “Plan” shall mean this VisionWave Holdings, Inc. 2026 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.35 “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.36 “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.37 “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.38 “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.39 “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.40 “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.42 “Shares” or “Stock” shall mean the Class A Common Stock of the Company, par value $0.01 per share.

2.43 “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.44 “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.45 “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.46 “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.47 “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.48 “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.49 “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.50 “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.51 “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

4.1 Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) ”non-employee directors” within the meaning of Rule 16b-3 and (ii) ”independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2 Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4 Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1 Authorized Shares and Award Limits. The Committee may from time-to-time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed 7,000,000 Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIV, in either or both cases granted to any one person during any calendar year, shall be 2,000,000 Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).

5.2 Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1 Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2 Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a) The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b) In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4 Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

ARTICLE VII
OPTIONS

7.1 Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5 Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6 Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

7.8 Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

ARTICLE VIII
RESTRICTED STOCK AWARDS

8.1 Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2 Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

ARTICLE IX
UNRESTRICTED STOCK AWARDS

9.1 Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2 Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3  Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

ARTICLE X
RESTRICTED STOCK UNIT AWARDS

10.1 Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2 Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3 Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

ARTICLE XII
PERFORMANCE UNIT AWARDS

11.1 Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2 Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3 Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XII
PERFORMANCE STOCK AWARDS

12.1 Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.

12.2 Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3 Distributions of Shares. If the applicable Performance Goals set forth in the Performance Stock Agreement are achieved, the Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which the applicable Performance Goals and Performance Criteria relate.

ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1 Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2 Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3 Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIV
STOCK APPRECIATION RIGHTS

14.1 Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2 Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(c) The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,

(d) The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3 Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a) The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b) The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c) The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d) The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e) The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

ARTICLE XV
RECAPITALIZATION OR REORGANIZATION

15.1 Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3 Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.4 Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.5 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

ARTICLE XVI
MISCELLANEOUS

17.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

17.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

17.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8 Clawback Policy. Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

17.9 Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

17.10 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.11 Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.12 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.13 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

17.14 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.15 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.16 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.